Filed pursuant to Rule 424(b)(3)
Registration No. 333-161837

PROSPECTUS

Offer to Exchange

All Outstanding $250,000,000 aggregate principal amount of our 7 1/4% Senior Notes due 2016 which have not been registered under the Securities Act of 1933 for

$250,000,000 aggregate principal amount of our new 7 1/4% Senior Notes due 2016 which have been registered under the Securities Act of 1933

Material Terms of the Exchange Offer

•

We are offering to exchange all of our currently outstanding 7 1/4% Senior Notes due 2016, or the old notes, which have not been registered under the Securities Act of 1933, as amended, or the Securities Act, that are validly tendered and not validly withdrawn for an equal principal amount of newly issued 7 1/4% Senior Notes due 2016, or the new notes, which are registered under the Securities Act. We sometimes refer to the old notes and the new notes in this prospectus, collectively, as the notes.

•	The terms of the new notes will be substantially identical to those of the old notes except for transfer restrictions and registration rights relating to the old notes.

•

The new notes, like the old notes, will be unsecured and will rank equally in right of payment with our existing and future unsecured unsubordinated indebtedness and will rank ahead of our existing and future subordinated debt. In addition, the new notes, like the old notes, will be effectively subordinated to all of our secured debt to the extent of the assets securing such debt.

•	The exchange offer expires at 5:00 p.m., New York City time, on November 9, 2009, unless extended.

•

You may withdraw tenders of old notes at any time before the exchange offer expires. If you withdraw your tender of old notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	You may tender old notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	There is no existing public market for the old notes and there is currently no public market for the new notes. We do not intend to list the new notes on any national securities exchange.

•	The exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	Broker-dealers who receive new notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

•

Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

For a discussion of certain risks that you should consider before participating in the exchange offer, see “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2009.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon request. If you would like a copy of any of this information, please submit your request to Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (telephone number (203) 975-7110). In addition, to obtain timely delivery of any information you request, you must submit your request no later than November 2, 2009. In the event that we extend the exchange offer, you must submit your request five business days before the date the exchange offer expires, as extended.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, the terms “we,” “our,” “us,” and the “Company” mean Silgan Holdings Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.silganholdings.com. The information contained on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009; and

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Current Reports on Form 8-K filed February 27, 2009, March 2, 2009 (both reports filed on such date), April 27, 2009, that portion of the Current Report on Form 8-K filed on May 11, 2009 under Item 1.01, May 13, 2009, May 29, 2009, August 7, 2009 and August 12, 2009.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus and until this exchange offer is completed or otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

Attention: General Counsel

(203) 975-7110

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus or in documents incorporated by reference herein which are not historical facts are “forward-looking statements.” These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

The discussion in our “Risk Factors” and our “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections in our Annual Report on Form 10-K for the year ended December 31, 2008 and in the other documents incorporated by reference into this prospectus highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not necessarily limited to, our ability to effect cost reduction initiatives and realize benefits from capital investments; our ability to retain sales with our major customers or to satisfy our obligations under our contracts; the impact of customer claims; compliance by our suppliers with the terms of our arrangements with them; changes in consumer preferences for different packaging products; changes in general economic conditions; the adoption of new accounting standards or interpretations; changes in income tax provisions; and other factors described in our filings with the SEC.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY

This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should consider before you decide to participate in this exchange offer. You should read this entire prospectus carefully, including the section “Risk Factors” and our financial statements and the notes thereto incorporated by reference herein, before making an investment decision.

Our Company

We are a leading manufacturer of metal and plastic consumer goods packaging products. We are the largest manufacturer of metal food containers in North America, with a unit volume market share in the United States in 2008 of approximately half of the market. We are also a leading worldwide manufacturer of metal, composite and plastic vacuum closures for food and beverage products and are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, health care, household and industrial chemical and food markets. We had consolidated net sales of approximately $3.12 billion in 2008.

We operate 66 manufacturing plants in North America, Europe, Asia and South America and manufacture products used for a wide variety of end markets including:

•	steel and aluminum containers for human and pet food;

•	metal, composite and plastic vacuum closures for food and beverage products; and

•

custom designed plastic containers, tubes and closures for personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical products.

We believe that our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions have allowed us to grow our net sales and to increase our market share.

Corporate Information

Our principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901 and our telephone number is (203) 975-7110.

Our Businesses

Metal Food Containers—57.2 Percent of Our Consolidated Net Sales in 2008

Our metal food container business is engaged in the manufacture and sale of steel and aluminum containers that are used primarily by processors and packagers for food products, such as soup, vegetables, fruit, meat, tomato based products, coffee, seafood, adult nutritional drinks, pet food and other miscellaneous food products. For 2008, our metal food container business had net sales of $1.79 billion (approximately 57.2 percent of our consolidated net sales) and income from operations of $162.2 million (approximately 58.6 percent of our consolidated income from operations excluding corporate expense). We estimate that approximately 90 percent of our projected metal food container sales in 2009 will be pursuant to multi-year customer supply arrangements. Our largest customers include Campbell Soup Company, or Campbell, ConAgra Foods, Inc., Del Monte Corporation, or Del Monte, General Mills, Inc., Hill’s Pet Nutrition, Inc., Hormel Foods Corp., Nestlé Food Company, or Nestlé, Pacific Coast Producers, Pinnacle Foods Group LLC, Seneca Foods L.L.C. and Treehouse Foods, Inc.

Closures—21.9 Percent of Our Consolidated Net Sales in 2008

Our closures business provides customers with an extensive variety of proprietary metal, composite and plastic vacuum closures that ensure closure quality and safety, as well as state-of-the-art capping/sealing equipment and detection systems to complement our closure product offering. We manufacture metal, composite and plastic vacuum closures for hot-filled food and beverage products, such as juices and juice drinks, ready-to-drink teas, sports and energy drinks, ketchup, salsa, pickles, tomato sauce, soup, cooking sauces, gravies, fruits, vegetables, preserves, baby food, baby juices, infant formula and dairy products. We have 14 manufacturing facilities located in North America, Europe, Asia and South America, from which we serve over 70 countries throughout the world. In addition, we license our technology to six other manufacturers for various markets we do not serve. For 2008, our closures business had net sales of $682.8 million (approximately 21.9 percent of our consolidated net sales) and income from operations of $59.8 million (approximately 21.6 percent of our consolidated income from operations excluding corporate expense). Our largest customers include Campbell, The Coca-Cola Company, Dr Pepper Snapple Group, Inc., Heinz Group, Hipp GmbH & CoKG, Nestlé Group, PepsiCo Inc., Schwartau Group, Treehouse Foods, Inc. and Unilever N.V.

Plastic Containers—20.9 Percent of Our Consolidated Net Sales in 2008

We manufacture custom designed and stock high density polyethylene containers for personal care and health care products, including containers for shampoos, conditioners, lotions, cosmetics and toiletries; household and industrial chemical products, including containers for scouring cleaners, cleaning agents and lawn, garden and agricultural chemicals; and pharmaceutical products, including containers for tablets, antacids and eye cleaning solutions. We also manufacture plastic containers, closures and caps for food, household and pet care products, including salad dressings, peanut butter, spices, liquid margarine, powdered drink mixes and arts and crafts supplies, as well as thermoformed plastic tubs for personal care and household products, including soft fabric wipes, and our innovative Omni plastic container (a multi-layer microwaveable and retortable plastic bowl) for food products. For 2008, our plastic container business had net sales of $651.9 million (approximately 20.9 percent of our consolidated net sales) and income from operations of $54.8 million (approximately 19.8 percent of our consolidated income from operations excluding corporate expense). Since 1987, we have improved our market position for our plastic container business, with net sales increasing sevenfold. Our largest customers include Alberto Culver USA, Inc., Avon Products Inc., Campbell, The Clorox Company, Kraft Foods, Inc., L’Oréal, Johnson & Johnson, The Procter & Gamble Company, Treehouse Foods, Inc., Unilever Home and Personal Care North America and Best Foods (units of Unilever, N.V.) and Vi-Jon, Inc.

Our Strengths

Leading Market Positions. We are the largest manufacturer of metal food containers in North America, with a unit volume market share in the United States in 2008 of approximately half of the market. We are also a leading worldwide manufacturer of metal, composite and plastic vacuum closures for food and beverage products. Additionally, we are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, health care, household and industrial chemical and food markets.

Consistent Growth and Stable Cash Flow Generation. Through our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions, we have been able to achieve consolidated net sales at compound annual growth rates, or CAGRs, of 5.8 percent from 1998 through 2008. Our business is generally recession resistant which, along with our long-term customer arrangements, allows us to generate stable and predictable cash flow.

Long-Term Customer Relationships with Multi-Year Supply Arrangements. We have entered into multi-year supply arrangements with many of our customers, including Nestlé, Campbell and other food producers. We estimate that in 2009 approximately 90 percent of our projected metal food container sales, a majority of our projected closures sales in the United States and a majority of our projected plastic container sales will be under multi-year arrangements. Historically, we have been successful in continuing these multi-year customer supply arrangements.

Disciplined and Proven Acquisition Strategy. Since our inception in 1987, we have acquired twenty-three businesses. Many of these businesses were the self-manufacturing operations of our current customers, such as Nestlé, Del Monte and Campbell. In these instances, we acquired the manufacturing operations and retained the companies as long-term customers. As a result of the benefits of acquisitions and organic growth, we have increased our overall share of the United States metal food container market from approximately 10 percent in 1987 to approximately half of the market in 2008. While the market for metal food containers in the United States has experienced little or no growth over the last ten years, we have continued to increase our market share. With our acquisition of the Amcor White Cap closures operations, or White Cap, we have become a leading worldwide manufacturer of vacuum closures for food and beverage products, with net sales of $682.8 million in 2008. We have also grown our market position in the plastic container business since 1987, with net sales increasing more than sevenfold to $651.9 million in 2008. We have historically been focused and disciplined in our acquisition strategy, using reasonable leverage supported by our stable cash flow.

Ability to Pass Through Raw Material Cost Changes. We have historically been able to generally pass through changes in raw material costs to our customers. Our metal food container supply agreements provide for the pass through of changes in our metal costs. Supply arrangements in our domestic closures operations have generally provided for a pass through of metal and resin raw material costs in accordance with such arrangements. Our plastic container business has passed along to our customers changes in the prices of our resin raw materials in accordance with customer supply arrangements. For our non-contract customers in each business, we have historically been able to increase prices in order to pass through increases in our raw material costs.

Leading Technology and Manufacturing Support. Through our metal food container facilities, we believe that we provide the most comprehensive manufacturing capabilities in the industry throughout North America. Through our closures business, we manufacture an extensive variety of metal, composite and plastic vacuum closures for the food and beverage industry throughout the world utilizing state-of-the-art technology and equipment, and we provide our customers with state-of-the-art capping/sealing equipment and detection systems. Through our plastic container facilities, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. Over the last few years, we have made and are continuing to make, significant capital investments to enhance our business and offer our customers value-added features, such as our family of Quick Top® easy-open ends, shaped metal food containers and alternative color offerings for metal food containers. In 2008, 61 percent of our metal food containers sold had a Quick Top® easy-open end, representing an increase in unit sales of this value-added feature of 39 percent since 2002. We intend to leverage our manufacturing, design and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

Our Strategy

We intend to enhance our position as a leading manufacturer of consumer goods packaging products by continuing to pursue a strategy designed to achieve future growth and increase shareholder value by focusing on the following key elements:

Supply “Best Value” Packaging Products with High Levels of Quality, Service and Technological Support. Since our inception, we have been, and intend to continue to be, devoted to consistently supplying our products with the combination of quality, price and service that our customers consider to be “best value.” In our metal food container business, we focus on providing high quality and high levels of service and utilizing our low cost producer position. We have made and are continuing to make significant capital investments to offer our customers value-added features such as our family of Quick Top® easy-open ends for our metal food containers, shaped metal food containers and alternative color offerings for metal food containers. In our closures business, we emphasize high levels of quality, service and technological support. We believe our closures business is the premier innovative closures solutions provider to the food and beverage industry by offering customers an extensive variety of metal, composite and plastic vacuum closures as well as proprietary equipment solutions such as cap feeders, cappers and detection systems to ensure high quality package safety. In our plastic container business, we provide high levels of quality and service and focus on value-added, custom designed plastic containers to meet changing product and packaging demands of our customers. We believe that we are one of the few plastic packaging businesses that can custom design, manufacture and decorate a wide variety of plastic containers and plastic tubes, providing the customer with the ability to satisfy more of its plastic packaging needs through one supplier. We will continue to supply customized products that can be delivered quickly to our customers with superior levels of design, development and technological support.

Maintain Low-Cost Producer Position. We will continue pursuing opportunities to strengthen our low cost position in our business by:

•	maintaining a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of consolidated net sales;

•	achieving and maintaining economies of scale;

•	prudently investing in new technologies to increase manufacturing and production efficiency;

•	rationalizing our existing plant structure; and

•	serving our customers from our strategically located plants.

Maintain an Optimal Capital Structure to Support Growth and Increase Shareholder Value. Our financial strategy is to use reasonable leverage to support our growth and increase shareholder returns. Our stable and predictable cash flow, generated largely as a result of our long-term customer relationships and generally recession resistant business, supports our financial strategy. We intend to continue using reasonable leverage, supported by our stable cash flows, to make value enhancing acquisitions. In determining reasonable leverage, we evaluate our cost of capital and manage our level of debt to maintain an optimal cost of capital based on current market conditions. Since 2007 in light of the ongoing volatility in the general credit markets, we have maintained a significant amount of cash and cash equivalents to ensure our access to liquidity in this tumultuous credit environment. At June 30, 2009, we had $79.6 million of cash and cash equivalents. We will continue to evaluate our level of cash and cash equivalents based on our assessment of the condition of the credit markets.

Expand Through Acquisitions and Internal Growth. We intend to continue to expand our business through acquisitions and internal growth. We use a disciplined approach to make acquisitions that generate attractive cash returns. As a result, we expect to continue to expand and diversify our customer base, geographic presence and product lines. This strategy has enabled us to increase our net sales and income from operations over the last ten years.

Enhance Profitability Through Productivity Improvements and Cost Reductions. We intend to continue to enhance profitability through productivity and cost reduction opportunities. The additional sales and production capacity provided through acquisitions have enabled us to rationalize plant operations and decrease overhead costs through plant closings and downsizings. From 2006, we have closed three metal food container manufacturing facilities, one closures manufacturing facility and two plastic container manufacturing facilities in connection with our continuing efforts to streamline our plant operations, reduce operating costs and better match supply with geographic demand. These plant closings began to generate positive cash-on-cash returns for us beginning in 2007 and continuing into 2009.

The Exchange Offer

On May 12, 2009, we completed an offering of $250,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2016, the outstanding notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our best efforts to consummate the exchange offer within six months after May 12, 2009. The summary below describes the principal terms and conditions of the exchange offer. It may not contain all of the information that is important to you. For a more complete description of the exchange offer, see “The Exchange Offer” and “Description of the Notes.”

Old Notes	7 1/4% Senior Notes due 2016, which were issued on May 12, 2009.

New Notes	7 1/4% Senior Notes due 2016. The terms of the new notes are substantially identical to the terms of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Resale of the New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties not related to us, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you acquired the new notes in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes, or where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as further described under “Plan of Distribution.”

Expiration Date	This exchange offer will expire at 5:00 pm, New York City time, on November 9, 2009 unless extended, in which case the “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions that may be waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions” for more information regarding conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:

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tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with any required signature guarantees, together with any other required documents, to U.S. Bank National Association, as registrar and exchange agent, at the address listed under “The Exchange Offer—Exchange Agent”; or

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tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under “The Exchange Offer—Procedures for Tendering.”

By accepting the letter of transmittal, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your old notes on your behalf.

If you wish to tender old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed assignment from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent before the expiration date, or you cannot complete the procedures for book-entry transfer on a timely basis, you must tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Old Notes and Delivery of the New Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration date. The new notes issued under the exchange offer will be delivered on the earliest practicable date following the expiration date, as described below under “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, as described below under “Certain U.S. Federal Tax Considerations.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the old notes and the new notes, is serving as the exchange agent for the exchange offer.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes for new notes, you will continue to be subject to the restrictions on transfer provided in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the old notes under the Securities Act.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for the old notes remaining outstanding after the completion of the exchange offer will be substantially limited. For more information regarding the consequences of not tendering your old notes, see “Risk Factors—Risks Relating to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

We explain the exchange offer in greater detail beginning on page 25.

The New Notes

The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes will be registered under the Securities Act and, therefore, the new notes will not have the transfer restrictions or registration rights applicable to the old notes. The new notes will evidence the same debt as the old notes, and both the old notes and the new notes are governed by the same indenture.

Issuer	Silgan Holdings Inc.

New Notes Offered	$250,000,000 aggregate principal amount of our 7 1/4 % Senior Notes due 2016.

Maturity	August 15, 2016.

Interest	Interest on the new notes is payable semiannually in cash in arrears on February 15 and August 15 of each year, commencing February 15, 2010.

Sinking Fund	None.

Optional Redemption	We may redeem the new notes, in whole or in part, at any time on or after August 15, 2013 initially at 103.625% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after August 15, 2015.

At any time before August 15, 2013, we may redeem the new notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of the Notes—Optional Redemption,” together with accrued and unpaid interest to the redemption date.

In addition, before August 15, 2012, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 107.250% of their principal amount, plus accrued interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture (including any additional notes) remains outstanding.

Change of Control	In the event of a change of control under the terms of the indenture, each holder of the new notes will have the right to require us to purchase such holder’s new notes at a price of 101% of their principal amount plus accrued interest, if any, to the date of purchase.

Ranking	The new notes will be general senior unsecured obligations. Accordingly, they will rank:

•

behind all of our existing and future secured indebtedness, including indebtedness under our senior secured credit facility, or the Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	behind all of the existing and future obligations, including trade payables, of our subsidiaries;

•	equally with all of our existing and future unsubordinated indebtedness; and

•	senior to all of our existing and future subordinated indebtedness.

As of June 30, 2009, we and our subsidiaries had approximately $984.6 million of indebtedness outstanding, $512.4 million of which was secured indebtedness under the Credit Agreement, $28.9 million of which were other foreign bank revolving and term loans, $200.0 million of which was subordinated indebtedness and $243.3 million, net of unamortized discount, of which was general senior unsecured indebtedness evidenced by the old notes. See “Capitalization” and “Description of Certain Indebtedness.”

None of our subsidiaries will initially guarantee the new notes. At June 30, 2009, our subsidiaries had other liabilities, including trade payables and accrued expenses, of approximately $348.8 million on a combined basis, excluding indebtedness under the Credit Agreement. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes” and “Capitalization.”

Certain Covenants	The indenture contains certain covenants which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	make certain dividends, investments and other restricted payments;

•	create restrictions on the ability of restricted subsidiaries to make certain payments;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with stockholders or affiliates;

•	engage in sale-leaseback transactions;

•	create liens;

•	sell assets; and

•	with respect to us, consolidate, merge or sell all or substantially all of our assets. See “Description of the Notes—Covenants.”

Original Issue Discount	The old notes were issued with original issue discount, or OID, for United States federal income tax purposes, and the new notes will be treated as having been issued with OID. U.S. Holders (as defined in “Certain U.S. Federal Tax Considerations”) of the notes will be required to include OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. See “Certain U.S. Federal Tax Considerations—Other U.S. Federal Income Tax Consequences for U.S. Holders—Original Issue Discount.”

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

We explain the new notes in greater detail beginning on page 36.

Risk Factors

You should carefully consider all of the information in this prospectus, or incorporated by reference herein, including the discussion under “Risk Factors” beginning on page 15, before participating in the exchange offer.

Summary Financial Data

The following summary historical consolidated financial data of Silgan Holdings Inc. for each of the fiscal years in the three year period ended December 31, 2008 have been derived from our audited consolidated financial statements. The following summary historical condensed consolidated financial data for each of the six month periods ended June 30, 2009 and 2008 have been derived from our unaudited condensed consolidated financial statements and are not necessarily indicative of the results for the remainder of the fiscal year or any future period. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with our financial statements and the notes thereto and the “Management’s Discussion and Analysis” section contained in our annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, each of which is incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.”

	Fiscal Year Ended December 31,			Six Months Ended
	2006	2007	2008	June 30, 2008 (unaudited)	June 30, 2009 (unaudited)
	(in millions of U.S. dollars)
Operating Data:
Net sales	$2,667.5	$2,923.0	$3,121.0	$1,415.1	$1,344.9
Cost of goods sold	2,305.1	2,509.3	2,683.5	1,217.0	1,143.6

Gross profit	362.4	413.7	437.5	198.1	201.3
Selling, general and administrative expenses	131.4	148.8	160.6	75.9	81.3
Rationalization charges	16.4	5.7	12.2	7.4	1.4

Income from operations	214.6	259.2	264.7	114.8	118.6
Interest and other debt expense	59.4	66.0	60.2	31.1	23.3

Income before income taxes	155.2	193.2	204.5	83.7	95.3
Provision for income taxes	51.2	70.4	72.9	29.2	33.9

Net income	$104.0	$122.8	$131.6	$54.5	$61.4

Selected Segment Data:
Net sales:
Metal food containers	$1,624.9	$1,680.4	$1,786.3	$728.7	$777.0
Closures	450.3	615.2	682.8	347.4	296.9
Plastic containers	592.3	627.4	651.9	339.0	271.0
Income from operations:
Metal food containers(1)	133.4	151.3	162.2	58.2	68.4
Closures(2)	49.8	66.2	59.8	36.3	36.5
Plastic containers(3)	42.5	50.2	54.8	26.2	20.4

	Fiscal Year Ended December 31,			Six Months Ended
	2006	2007	2008	June 30, 2008 (unaudited)	June 30, 2009 (unaudited)
	(in millions of U.S. dollars)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$16.7	$95.9	$163.0	$86.1	$79.6
Total assets	2,008.4	2,140.0	2,163.6	2,428.2	2,239.1
Total debt	955.6	992.5	884.9	1,214.6	984.6
Stockholders’ equity	366.5	500.1	524.6	557.0	576.6

Other Data:
Capital expenditures	$121.7	$155.0	$122.9	$55.4	$48.8
Depreciation and amortization(4)	126.2	138.0	144.0	70.8	72.4
Net cash provided by (used in):
Operating activities	221.6	279.7	345.4	(44.0)	(71.6)
Investing activities	(438.4)	(158.9)	(135.7)	(69.0)	(46.3)
Financing activities	213.1	(41.6)	(142.6)	103.2	34.5

(1)	Income from operations of the metal food container business includes rationalization charges of:
•	$3.3 million with respect to the six months ended June 30, 2008; and
•	$3.3 million, $5.5 million and $12.1 million with respect to the fiscal years ended December 31, 2008, 2007 and 2006, respectively.
(2)	Income from operations of the closures business includes rationalization charges of:
•	$1.3 million and $3.3 million with respect to the six months ended June 30, 2009 and 2008, respectively; and
•	$7.9 million with respect to the fiscal year ended December 31, 2008.
(3)	Income from operations of the plastic container business includes rationalization charges of:
•	$0.1 million and $0.8 million with respect to the six months ended June 30, 2009 and 2008, respectively; and
•	$1.0 million, $0.2 million and $4.3 million with respect to the fiscal years ended December 31, 2008, 2007 and 2006, respectively.
(4)	Depreciation and amortization excludes amortization of debt issuance costs.

RISK FACTORS

You should consider carefully all of the information set forth, or incorporated by reference, in this prospectus and, in particular, the following risks before you decide to participate in the exchange offer. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations. The risk factors set forth below, other than under the subheading “Risks Relating to the Exchange Offer,” are generally applicable to the old notes as well as the new notes.

Risks Relating to the Exchange Offer

You will remain subject to transfer restrictions if you fail to exchange your old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes, in the indenture and in the offering memorandum relating to the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

You must follow certain procedures to tender your old notes and failure to do so could, among other things, result in the loss of your right to receive new notes.

The new notes will be issued in exchange for your old notes only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Your failure to follow the procedures may result in delay in receiving new notes on a timely basis or in your loss of the right to receive new notes. Neither we nor the exchange agent is under any duty to give notification of defect or irregularities with respect to tenders of old notes for exchange.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

A public market for the new notes may not develop, in which case the liquidity and the market price for the new notes could be adversely affected.

The new notes are a new issue of securities with no established trading market and we currently do not intend to list the new notes on any national securities exchange or automated dealer quotation system. Even if a trading market develops, the liquidity of such a trading market, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects generally. As a result, we cannot assure you that an active trading market will develop for the new notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new notes.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations, including under the notes.

We have now, and after the exchange offer, will continue to have, a significant amount of indebtedness. We incurred much of this indebtedness as a result of financing acquisitions. At June 30, 2009, we had approximately $984.6 million of total consolidated indebtedness. In addition, at June 30, 2009, after taking into account letters of credit of $29.1 million, we had approximately $322.3 million of additional revolving loans available to be borrowed under the Credit Agreement. As of June 30, 2009, under the Credit Agreement, we also have available to us an uncommitted incremental loan facility in an amount of up to an additional $350 million, and we may incur additional indebtedness as permitted by the Credit Agreement and our other instruments governing our indebtedness.

A significant portion of our cash flow must be used to service our indebtedness and is therefore not available to be used in our business. In 2008, we paid $94.0 million in term loan amortization repayments and $60.2 million in interest on our indebtedness. Our ability to generate cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. In addition, a substantial portion of our indebtedness bears interest at floating rates, and therefore a substantial increase in interest rates could adversely impact our results of operations. Based on the average outstanding amount of our variable rate indebtedness in 2008, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted our 2008 interest expense by an aggregate of approximately $6.6 million, after taking into account the average outstanding notional amount of our interest rate swap agreements during 2008.

Our indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions and capital expenditures, and for other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our leverage.

We are continually evaluating and pursuing acquisition opportunities in the consumer goods packaging market and may incur additional indebtedness, including indebtedness under the Credit Agreement, to finance any such acquisitions and to fund any resulting increased operating needs. If new debt is added to our current debt levels, the related risks we now face could increase. We will have to effect any new financing in compliance with the agreements governing our then existing indebtedness. In addition, the indenture governing the notes also permits us to incur certain specified additional indebtedness, including senior indebtedness, secured indebtedness and other indebtedness that is effectively senior to or pari passu with the notes.

The notes will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt, including under the Credit Agreement, to the extent of the collateral securing such debt. In addition, the indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of June 30, 2009, the total amount of secured debt that we had outstanding was $512.4 million, with $322.3 million of additional revolving loans available to be borrowed under the Credit Agreement. We may also incur additional senior secured indebtedness, subject to limitations under the notes and those under our other debt.

We are a holding company and our ability to meet our obligations under the notes largely depends upon the financial condition and indebtedness of our operating subsidiaries.

We are a holding company with no significant assets other than our investments in our subsidiaries. We conduct our operations principally through our wholly owned operating subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with any funds for our payment obligations, whether by dividend, distributions, loans or otherwise. Therefore, our ability to make interest and principal payments on the notes largely depends upon the future performance and the cash flow of our operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for our products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries and may also be limited by applicable law or agreements of such subsidiaries.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries which are not guaranteeing the notes.

Our subsidiaries will not initially guarantee the notes. As a result, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. To the extent that we may be a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur additional indebtedness and other liabilities.

As of June 30, 2009, our subsidiaries had approximately $890.1 million of total indebtedness and other liabilities, including guarantees of indebtedness under the Credit Agreement and trade payables and accrued expenses.

The terms of our debt instruments restrict the manner in which we conduct our business and may limit our ability to implement elements of our growth strategy.

The instruments and agreements governing our current indebtedness and the indenture under which the notes will be issued, contain numerous covenants, including financial and operating covenants, some of which are quite restrictive. These covenants affect, and in many respects limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain capital expenditures;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates;

•	engage in any business other than the packaging business and certain related businesses;

•	pay dividends; and

•	repurchase stock.

These covenants could restrict us in the pursuit of our growth strategy.

We may not be able to refinance the Credit Agreement prior to maturity on June 30, 2011, and if we are able to effect such refinancing, it may be on less favorable terms and at higher interest rates.

Outstanding revolving loans, A term loans and certain incremental loans under the Credit Agreement will mature on June 30, 2011, and outstanding B term loans and certain other incremental loans under the Credit Agreement will mature on June 30, 2012. We will need to repay or refinance this indebtedness and replace our revolving loan facilities with other facilities for our seasonal and other needs. We may not be able to effect this refinancing and, if we are able to effect this refinancing, we may not be able to do so on the same terms (including interest rates) as under the Credit Agreement. Our ability to effect this refinancing and the terms thereof (including interest rates) will depend on a variety of factors, including:

•	the condition of the credit markets, which have experienced substantial disruptions to liquidity and credit availability in recent months;

•

our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and other factors beyond our control) affecting our business and operations;

•	the timing of the refinancing; and

•	the amount of debt to be refinanced.

Our ability to repurchase the notes upon a change of control may be limited.

We are required under the indenture governing the notes to make an offer to repurchase the notes upon a change of control. Any change of control also would constitute a default under the Credit Agreement. Therefore, upon the occurrence of a change of control, the lenders under the Credit Agreement would have the right to accelerate their loans, and if so accelerated, we would be required to pay all of our outstanding obligations under such facility. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us.

The old notes were, and the new notes will be treated as having been, issued with original issue discount for U.S. federal income tax purposes.

The old notes were, and the new notes will be treated as having been, issued with original issue discount for U.S. federal income tax purposes. Thus, in addition to the stated interest on the notes, U.S. Holders will be required to include amounts representing the original issue discount in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For further discussion of the computation and reporting of original issue discount, see “Certain U.S. Federal Tax Considerations—Other U.S. Federal Income Tax Consequences for U.S. Holders—Original Issue Discount.”

Our principal stockholders have substantial influence over us and their exercise of that influence could be adverse to your interests.

As of June 30, 2009, Messrs. Silver and Horrigan, our Non-Executive Co-Chairmen of the Board, own approximately 30% of our outstanding common stock and have significant influence over us. Certain decisions concerning our operations or financial structure may present conflicts of interest between owners of common stock and the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the owners of our common stock may conflict with those of the holders of the notes. In addition, owners of our common stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

Risks Relating to Our Business and Our Industry

The recent global credit and financial crisis could adversely affect our results of operations and financial condition.

In recent months, financial markets have been experiencing substantial disruption including, among other things, extreme volatility in securities prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Among other risks we face, the current tightening of credit in the financial markets may adversely affect our ability to obtain additional financing in the future, including, if necessary, to fund acquisitions, and our ability to refinance indebtedness under the Credit Agreement (as discussed above). As a result of the current condition of the financial markets, any additional financing that we may obtain and any refinancing of indebtedness under the Credit Agreement may be on terms that are more restrictive than the current terms of our indebtedness and may be at interest rates higher than the current interest rates for our indebtedness. Additionally, any such additional financing would have to be effected in compliance with the agreements governing our then existing indebtedness. Any approval that may be required from our then existing indebtedness for any such additional financing may require us to agree to more restrictive terms and/or higher interest rates for our then existing indebtedness.

Current economic conditions could also harm the liquidity or financial position of our customers or suppliers, which could in turn cause such parties to fail to meet their contractual or other obligations to us. Additionally, the creditworthiness of the counterparties to our interest rate and commodity pricing transactions could deteriorate, thereby increasing the risk that such counterparties fail to meet their contractual obligations to us.

The recent downward trend of securities values has affected and could continue to affect the fair value of our investments for our defined benefit pension plans, potentially requiring us to make significant additional contributions to such plans to maintain prescribed funding levels.

In addition, we have maintained and may continue to maintain significant amounts of cash and cash equivalents at one or more financial institutions which are either in excess of federally insured limits or at institutions not subject to federal insurance. Given the current instability of financial institutions, we cannot be assured that we will not experience losses on these deposits.

There can be no assurance that government responses to the disruptions in the financial markets will stabilize the markets or increase liquidity and the availability of credit.

We face competition from many companies and we may lose sales or experience lower margins on sales as a result of such competition.

The manufacture and sale of metal and plastic containers and closures is highly competitive. We compete with other manufacturers of metal and plastic containers and closures and manufacturers of other packaging products, as well as packaged goods companies who manufacture containers and closures for their own use and for sale to others. We compete primarily on the basis of price, quality and service. To the extent that any of our competitors is able to offer better prices, quality and/or services, we could lose customers and our sales may decline.

Approximately 90 percent of our metal food container sales, a majority of sales of our domestic closures operations and a majority of sales of our plastic container business in 2008 were pursuant to multi-year supply arrangements. In general, many of these arrangements provide that during the term the customer may receive competitive proposals for all or up to a portion of the products we furnish to the customer. We have the right to retain the business subject to the terms and conditions of the competitive proposal. If we match a competitive proposal, it may result in reduced sales prices for the products that are the subject of the proposal. If we choose not to match a competitive proposal, we may lose the sales that were the subject of the proposal.

Demand for our products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

We manufacture and sell consumer goods packaging products. Many of our products are used to package food and beverages, and therefore they come into direct contact with these products. Accordingly, such products must comply with various laws and regulations for food and beverages applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Such changes to our products could include modifications to the coatings and compounds that we use, possibly resulting in the incurrence by us of additional costs. Additionally, because our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health-related concerns and perceptions.

Our financial results could be adversely affected if we are not able to obtain sufficient quantities of raw materials or maintain our ability to pass raw material price increases through to our customers.

We purchase steel, aluminum, plastic resins and other raw materials from various suppliers. Sufficient quantities of these raw materials may not be available in the future, whether due to reductions in capacity because of, among other things, significant consolidation of suppliers, increased demand in excess of available supply, unforeseen events such as significant hurricanes or other reasons. In addition, such materials are subject to price fluctuations due to a number of factors, including increases in demand for the same raw materials, the availability of other substitute materials and general economic conditions that are beyond our control.

Over the last few years, there has been significant consolidation of suppliers of steel. Additionally, tariffs and court cases in the United States have negatively impacted the ability and desire of certain foreign steel suppliers to competitively supply steel in the United States. In recent years, the steel industry in the United States announced significant price increases for steel. Our metal food container and U.S. metal closure supply arrangements with our customers provide for the pass through of changes in our metal costs in accordance with such arrangements. For our non-contract customers, we also increase prices to pass through increases in our metal costs.

Our resin requirements are acquired through multi-year arrangements for specific quantities of resins with several major suppliers of resins. The prices that we pay for resins are not fixed and are subject to market pricing, which has fluctuated significantly in the past few years. Our plastic containers and U.S. plastic closures supply arrangements with our customers provide for the pass through of changes in resin prices in accordance with such arrangements, subject in most cases to a lag in the timing of such pass through. For non-contract customers, we also pass through changes in resin prices.

Although no assurances can be given, we expect to be able to purchase sufficient quantities of raw materials to timely meet all of our customers’ requirements in 2009. Additionally, although no assurances can be given, we generally have been able to pass raw material price increases through to our customers. The loss of our ability to pass those price increases through to our customers or the inability of our suppliers to meet our raw material requirements, however, could have a materially adverse impact on our business, financial condition or results of operations.

A substantially lower than normal crop yield may reduce demand for our metal food containers and closures.

Our metal food container business’ sales and income from operations are dependent, in part, upon the vegetable and fruit harvests in the midwest and western regions of the United States. Our closures business is also dependent, in part, upon the vegetable and fruit harvests. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in applicable regions, and our results of operations could be impacted accordingly. Our sales, income from operations and net income could be materially adversely affected in a year in which crop yields are substantially lower than normal in both of the prime agricultural regions of the United States in which we operate.

The seasonality of the fruit and vegetable packing industry causes us to incur short term debt.

We sell metal containers and closures used in the fruit and vegetable packing process which is a seasonal industry. As a result, we have historically generated a disproportionate amount of our annual income from operations in our third quarter. Additionally, as is common in the packaging industry, we must access working capital to build inventory ahead of the fruit and vegetable packing process. We also provide extended payment terms to some of our customers due to the seasonality of the fruit and vegetable packing process and, accordingly, carry accounts receivable for some customers beyond the end of the packing season. Due to our seasonal requirements, we incur short-term indebtedness to finance our working capital requirements.

The cost of producing our products may be adversely affected by increases to the price of energy.

The cost of producing our products is sensitive to our energy costs such as natural gas and electricity. We have, from time to time, entered into contracts to hedge a portion of our natural gas costs. Energy prices, in particular oil and natural gas, have increased in recent years, with a corresponding effect on our production costs.

We may not be able to pursue our growth strategy by acquisition.

Historically, we have grown predominantly through acquisitions. Our future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. We may not be able to locate or acquire other suitable acquisition candidates consistent with our strategy, and we may not be able to fund future acquisitions because of limitations under our indebtedness or otherwise, including due to the limited availability of funds as a result of the currently impaired financial markets.

Future acquisitions may create risks and uncertainties that could adversely affect our operating results and divert our management’s attention.

In pursuing our strategy of growth through acquisitions, we will face risks commonly encountered with an acquisition strategy. These risks include:

•	failing to identify material problems and liabilities in our due diligence review of acquisition targets;

•	failing to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses;

•	failing to assimilate the operations and personnel of the acquired businesses;

•	disrupting our ongoing business;

•	diluting our limited management resources;

•	operating in new geographic regions; and

•	impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management.

Through our experience integrating our acquisitions, we have learned that, depending upon the size of the acquisition, it can take us up to two to three years to completely integrate an acquired business into our operations and systems and realize the full benefit of the integration. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition due to costs, delays or other problems in integrating the acquired business. Moreover, additional indebtedness incurred to fund acquisitions could adversely affect our liquidity and financial stability.

If we are unable to retain key management, we may be adversely affected.

We believe that our future success depends, in large part, on our experienced management team. Losing the services of key members of our current management team could make it difficult for us to manage our business and meet our objectives.

Prolonged work stoppages at our facilities with unionized labor could jeopardize our financial condition.

As of December 31, 2008, we employed approximately 5,700 hourly employees on a full-time basis. Approximately 49 percent of our hourly plant employees in the United States and Canada as of that date were represented by a variety of unions, and most of our hourly employees in Europe, Asia and South America were represented by a variety of unions or other labor organizations. Our labor contracts expire at various times between 2009 and 2013. Prolonged work stoppages at our facilities could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that, upon expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms no less favorable than current agreements.

We are subject to costs and liabilities related to environmental and health and safety laws and regulations.

We continually review our compliance with environmental and other laws, such as the Occupational Safety and Health Act and other laws regulating noise exposure levels and other safety and health concerns in the production areas of our plants in the U.S. and environmental protection, health and safety laws and regulations abroad. We may incur liabilities for noncompliance, or substantial expenditures to achieve compliance, with environmental and other laws or changes thereto in the future or as a result of the application of additional laws and regulations to our business, including those limiting greenhouse gas emissions and those requiring compliance with the European Commission’s registration, evaluation and authorization of chemicals (REACH) procedures. In addition, stricter regulations, or stricter interpretations of existing laws or regulations, may impose new liabilities on us, and we may become obligated in the future to incur costs associated with the investigation and/or remediation of contamination at our facilities or other locations. Additionally, many of our products come into contact with the food and beverages that they package, and therefore we may be subject to risks and liabilities related to health and safety matters in connection with our products. Such liabilities and costs could have a material adverse effect on our capital expenditures, results of operations, financial condition or competitive position.

Our international operations are subject to various risks that may adversely affect our financial results.

As a result of our acquisition of White Cap in Europe, Asia and South America, our business has become more international in scope. As of June 30, 2009, we have a total of nine manufacturing facilities in a total of eight countries in Europe, Asia and South America, serving customers in over 70 countries worldwide. Our closures operations in Europe, Asia and South America generate a significant amount of our consolidated net sales. In 2008, these operations generated approximately $365.8 million of our consolidated net sales. Our business strategy may include continued expansion of international activities. Accordingly, the risks associated with operating in foreign countries, including countries located in Europe, Asia and South America, may have a negative impact on our liquidity and net income. Risks associated with operating in foreign countries include, but are not limited to:

•	political, social and economic instability;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	war, civil disturbance or acts of terrorism;

•	compliance with and changes in applicable foreign laws;

•	loss or non-renewal of treaties or similar agreements with foreign tax authorities;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	high social benefits for labor;

•	national and regional labor strikes;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	foreign exchange rate risks;

•	hyperinflation and currency devaluation in certain foreign countries;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	non-tariff barriers and higher duty rates;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts; and

•	taking of property by nationalization or expropriation without fair compensation.

We are subject to the effects of fluctuations in foreign exchange rates.

Our reporting currency is the U.S. dollar. As a result of our international closures operations and our Canadian plastic container operations, a portion of our consolidated net sales, and some of our costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. As a result, we must translate local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period for the preparation of our consolidated financial statements. Consequently, changes in exchange rates may unpredictably and adversely affect our consolidated operating results. For example, during times of a strengthening U.S. dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of our expenses denominated in foreign currencies. Although we may use currency exchange rate protection agreements from time to time to reduce our exposure to currency exchange rate fluctuations in some cases, these hedges may not eliminate or reduce the effect of currency fluctuations.

If the investments in our pension plans do not perform as expected, we may have to contribute additional amounts to these plans, which would otherwise be available to cover operating and other expenses.

We maintain noncontributory, defined benefit pension plans covering a substantial number of our employees, which we fund based on certain actuarial assumptions. The plans’ assets consist primarily of common stocks and fixed income securities. If the investments of the plans do not perform at expected levels, then we will have to contribute additional funds to ensure that the plans will be able to pay out benefits as scheduled. For example, the downward trend in securities values in 2008 resulted in a reduction in the fair value of investments in the plans of $65.9 million, and if such trend were to continue we could be required to make significant additional contributions to the plans to maintain prescribed funding levels, and, in such case, we would incur additional pension expense. Such an increase in funding could result in a decrease in our available cash flow.

If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

As a result of our acquisitions, we have $300.3 million of goodwill and $32.1 million of trade names recorded on our consolidated balance sheet at June 30, 2009. We are required to periodically determine if our goodwill and trade names have become impaired, in which case we would write-down the impaired portion. If we were required to write-down all or part of our goodwill or trade names, our net income and net worth could be materially adversely affected.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold $250,000,000 aggregate principal amount of the old notes in a private offering on May 12, 2009 to Banc of America Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers, pursuant to the terms of a purchase agreement. The initial purchasers subsequently resold the old notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into a registration rights agreement which requires that we, among other things:

•	file with the Commission a registration statement under the Securities Act covering the offer by us to exchange all of the old notes for the new notes;

•	use our best efforts to cause such registration statement to become effective under the Securities Act and commence the exchange offer promptly thereafter;

•	use our best efforts to consummate the exchange offer on or prior to a date that is 90 days after the date such registration statement is declared effective by the SEC; and

•	keep the exchange offer open for not less than 30 days.

Upon the effectiveness of the registration statement, we will offer the new notes in exchange for the old notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreement. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed assignment from the registered holder.

In addition, there are circumstances under which we are required under the registration rights agreement to file a shelf registration statement with respect to the resale of the old notes. The registration rights agreement provides that if by November 12, 2009, the exchange offer is not consummated or a shelf registration is not declared effective, the annual interest rate borne by the old notes will be increased by 0.5% per annum until the exchange offer is consummated or the shelf registration is declared effective.

Resale of New Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based upon existing interpretations by the staff of the SEC contained in no-action letters issued to third parties, and subject to the immediately following sentence, we believe that you may exchange old notes for new notes in the ordinary course of business and that you will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering to purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the new notes. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of us within the meaning of Rule 405 under the Securities Act.

In addition, if:

•	you are a broker-dealer tendering old notes purchased directly from us for your own account; or

•	you acquire new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives new notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. We will issue $2,000 of principal amount and integral multiples of $1,000 in excess thereof of new notes in exchange for each $2,000 of principal amount and integral multiples of $1,000 in excess thereof, respectively, of outstanding old notes surrendered pursuant to the exchange offer. You may tender old notes only in integral multiples of $1,000 in excess of $2,000 of principal amount.

The form and terms of the new notes are substantially identical to the form and terms of the old notes except that:

•	we have registered the new notes under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

•

holders of the new notes will not be entitled to any of the rights of holders of old notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer, except as specified under “—Termination of Certain Rights” below.

The new notes will evidence the same debt as the old notes and will be issued under the same indenture, so the old notes not exchanged in the exchange offer and the new notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $250,000,000 aggregate principal amount of old notes are outstanding and registered in the name of Cede&Co., as nominee for The Depository Trust Company, or DTC. Only registered holders of the old notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered old notes when, as and if we shall have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. Old notes that are not tendered for exchange under the exchange offer will remain outstanding and you will be entitled to the rights and benefits you have as holders under the indenture.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time on November 9, 2009 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and the exchange agent will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to extend the exchange offer;

•	to delay accepting any old notes due to an extension of the exchange offer;

•

if any of the conditions listed below under “—Conditions” shall not have been satisfied, to refuse to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer; or

•	to amend the terms of the exchange offer in any manner.

We will follow any such delay in acceptances, extension, termination or amendment as promptly as practicable with oral or written notice thereof to the exchange agent and the registered holders. If we determine to amend the exchange offer in a manner constituting a material change, we will promptly disclose such amendment in a prospectus supplement that we will distribute to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on New Notes

The new notes will accrue interest from August 15, 2009, the most recent interest payment date to which interest has been paid on the old notes. Such interest will be payable semiannually in cash on February 15 and August 15 of each year. If your old notes are accepted for exchange, you will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures for Tendering

You may tender old notes in the exchange offer only if you are a registered holder of old notes. To tender in the exchange offer by utilizing the letter of transmittal, you must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof;

•	have the signatures guaranteed if required by such letter of transmittal; and

•	mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent prior to the expiration date.

In addition, either:

•

the exchange agent must receive certificates for the old notes along with the letter of transmittal into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date;

•

the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Alternatively, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program, or ATOP, to tender old notes in lieu of the letter of transmittal. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with ATOP procedures for transfer. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering old notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letters of transmittal; and

•	we may enforce such agreement against such participant.

If you do not withdraw your tender prior to the expiration date, it will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to and receipt by the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us or anyone other than the exchange agent. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct them to tender such old notes on your behalf. If you wish to tender your old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of old notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution.

No such guarantee is required if the signatures on a letter of transmittal or a notice of withdrawal for old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder, the old notes must be endorsed or accompanied by a properly completed note power signed by the registered holder as their name appears on the old notes.

If the letter of transmittal or any old notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with tenders of old notes within such time as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that remain outstanding after the expiration date, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right, as described below under “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

If you wish to tender old notes in exchange for new notes in the exchange offer, we will require that you represent to us that, among other things:

•	you are not an affiliate of us;

•	you will acquire any new notes in the ordinary course of your business;

•	you are not engaging nor do you intend to engage in a distribution of such new notes; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the new notes.

In addition, in connection with the resale of new notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Old Notes

If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw any tendered old notes or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged old notes without expense to you promptly after the expiration date. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the old notes to an account maintained with the depositary promptly after the expiration date.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC’s book-entry transfer facility for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with ATOP. Although delivery of old notes may be effected through book-entry transfer at DTC, you must transmit and the exchange agent must receive, the letter of transmittal or facsimile of the letter of transmittal, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents at the address below under “—Exchange Agent” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (1) your old notes are not immediately available, or (2) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date or (3) you cannot comply with the book-entry transfer procedures on a timely basis, you may effect a tender if:

(a) the tender is made by or through an eligible guarantor institution;

(b) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery), or a properly transmitted agent’s message and notice of guaranteed delivery, substantially in the form provided by us, that:

•	states your name and address, the certificate number(s) of the old notes (if you hold physical certificates representing the old notes) and the principal amount of old notes tendered;

•	states that the tender is being made by that notice of guaranteed delivery; and

•

guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c) the exchange agent receives within three New York Stock Exchange trading days after the expiration date either the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and other documents required by the letter of transmittal.

Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate numbers, if applicable; and

•	be signed by you in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees.

In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and shall be final and binding on all parties. We will not deem any old notes properly withdrawn to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect to those old notes unless you validly retender the withdrawn old notes. Properly withdrawn old notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if at any time prior to the expiration date either of the following events occurs:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC; or

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

If we determine in our sole discretion that any of these conditions occurred, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to your rights to withdraw the old notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire prior to or during such five to ten business day period.

These conditions are for our sole benefit and if we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Termination of Certain Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•	indemnify you and certain parties related to you against certain liabilities including liabilities under the Securities Act; and

•	provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such old notes pursuant to Rule 144A.

Exchange Agent

U.S. Bank National Association has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery with respect to the old notes should be addressed to the exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

U.S. Bank National Association
60 Livingston Ave.
St. Paul, Minnesota 55107

Attention:	Rachel Muehlbauer
Specialized Finance

By Telephone: (800) 934-6802

By Facsimile: (651) 495-8158

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; additional principal solicitations may be made by telecopier, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers-dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, which include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. The amount of any transfer taxes will be payable by you if:

•

certificates representing new notes, or old notes not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer.

If you do not submit satisfactory evidence of payment of the transfer taxes or exemption therefrom with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those old notes may be resold only:

•	to a person to whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the old notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As such, the issuance of the new notes in exchange for old notes will not result in any increase in our indebtedness.

We used the net proceeds from the issuance of the old notes to prepay the 2009 installments of A term loans, B term loans and incremental loans, the 2010 installment of A term loans and a portion of the 2010 installment of certain incremental loans under the Credit Agreement, thereby replacing such variable rate debt with fixed rate debt having a longer maturity.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2009.

The completion of the exchange offer will not change the amount of debt outstanding or otherwise affect capitalization. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and the notes thereto incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

June 30, 2009
(unaudited, in millions of U.S. dollars except share data)

Cash and cash equivalents	$ 79.6

Bank debt:
Bank revolving loans	$ 99.0
Bank A term loans	121.8
Bank B term loans	40.6
Canadian term loans	72.2
Euro term loans	178.8
Other foreign bank revolving and term loans	28.9

Total bank debt	$ 541.3
7 1/4% senior notes, net of unamortized discount	243.3
6- 3/4% senior subordinated notes	200.0

Total debt	$ 984.6
Less current portion	127.9

$ 856.7
Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 43,375,068 shares issued and 38,141,697 shares outstanding	$ 0.4
Paid-in capital	166.9
Retained earnings	544.5
Accumulated other comprehensive loss	(74.8)
Treasury stock at cost (5,233,371 shares)	(60.4)

Total stockholders’ equity	$ 576.6

Total capitalization	$1,561.2

DESCRIPTION OF THE NOTES

We issued the old notes, and will issue the new notes, under an indenture, dated as of May 12, 2009, between Silgan Holdings Inc. and U.S. Bank National Association, as Trustee, copies of which you may request from us. We refer to the old notes and the new notes, collectively, as the notes. The form and terms of the new notes are substantially identical in all material respects to the form and terms of the old notes, except that the new notes have been registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the new notes, and the new notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer. Any old notes that remain outstanding after the consummation of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages of an aggregate principal amount of the outstanding notes will be deemed, at any time after the exchange offer is consummated, to be references to the same percentages of the aggregate principal amount of the old notes and new notes, treated as one class, then outstanding.

The following summary of certain provisions of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless we otherwise indicate or the context otherwise requires, when we refer to the term “holder” or “holders,” we are referring to the registered holder or holders of any note. In addition, for purposes of this section, references to “we”, “us”, or “our” mean Silgan Holdings Inc. and its successors under the indenture and not its subsidiaries. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The old notes are, and the new notes will be, general senior unsecured obligations of Silgan Holdings Inc. and will mature on August 15, 2016. The old notes bear interest at 7 1/4% per annum payable semiannually on the interest payment dates of February 15 and August 15 of each year, to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date. Each new note will bear interest at 7 1/4% per annum from August 15, 2009 payable semiannually on the interest payment dates of February 15 and August 15 of each year commencing February 15, 2010, to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the corporate trust office of the Trustee’s window at 100 Wall Street, 16th Floor, New York, New York 10005 or, at our option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the records of the Trustee unless a holder has given wire transfer instructions to us.

The old notes were, and the new notes will be, issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge.

We may issue additional notes, in an unlimited amount, under the indenture, subject to the covenants below, covenants in our other agreements and applicable law. Any such additional notes subsequently issued together with the new notes and any old notes that remain outstanding after the consummation of the exchange offer, will be treated as a single class for all purposes under the indenture.

Optional Redemption

Beginning August 15, 2013, we, at any time and from time to time, may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the Trustee at the redemption prices (expressed in percentages of principal amount), set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing August 15, of the years indicated below:

Year	Redemption Price
2013	103.625%
2014	101.813%
2015 and thereafter	100.000%

At any time prior to August 15, 2013, we may redeem all or part of the notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date).

In addition, at any time prior to August 15, 2012, we may redeem up to 35% of the principal amount of the notes originally issued (including any additional notes) with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount) of 107.250%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date); provided that at least 65% of the aggregate principal amount of notes originally issued (including any additional notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

In the case of any partial redemption, the Trustee shall select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not listed on a national securities exchange, then the Trustee shall make the selection on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

No note of $1,000 in principal amount or less, however, shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder upon cancellation of the original note.

Mandatory Redemption

We are not required to make any mandatory redemption of the notes.

Sinking Fund

There will be no sinking fund payments for the notes.

Ranking

The Indebtedness evidenced by the notes will:

•	be our general senior unsecured obligations;

•

be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under the Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	be effectively junior to all of the existing and future obligations, including trade payables, of our Subsidiaries that do not guarantee the notes;

•	rank equal in right of payment with all of our existing and future unsubordinated indebtedness; and

•	rank senior in right of payment to all of our existing and future subordinated indebtedness.

At June 30, 2009, we and our subsidiaries had approximately $984.6 million of indebtedness outstanding, $512.4 million of which was secured indebtedness under the Credit Agreement, $200.0 million of which was subordinated indebtedness and $243.3 million, net of unamortized discount, of which was general senior unsecured indebtedness evidenced by the old notes. The Credit Agreement is secured by substantially all of our assets and the assets of certain of our subsidiaries. None of our subsidiaries will initially guarantee the notes. As of June 30, 2009, our subsidiaries had total indebtedness and other liabilities of approximately $890.1 million, including indebtedness under the Credit Agreement and foreign credit facilities. See “Risk Factors,” “Capitalization” and “Description of Certain Indebtedness.”

Covenants

Limitation on Indebtedness

We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the notes and Indebtedness existing on the Closing Date). We and our Restricted Subsidiaries may, however, Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

In addition, we and any Restricted Subsidiary may, however, Incur each and all of the following:

(1) Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, the greater of (x) $1.9 billion, less any amount of such Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant described below, and (y) the Secured Debt Cap on the date on which such Indebtedness was Incurred;

(2) Indebtedness owed to us evidenced by an unsubordinated promissory note or to any of our Restricted Subsidiaries, provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the notes;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (2), (4), (6) or (10) of this paragraph) and any refinancings thereof in an amount not to exceed (x) the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses) or (y) in the case of term loans Incurred under the Credit Agreement, the amount of term loans outstanding under the Credit Agreement on the Closing Date after giving effect to the application of net proceeds of the notes. Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is equal in right of payment with, or subordinated in right of payment to, the notes is only permitted under this clause (3) if:

(a) in case the notes are refinanced in part or the Indebtedness to be refinanced is equal in right of payment with the notes, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made equal in right of payment with, or subordinate in right of payment to, the remaining notes;

(b) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes (other than Indebtedness existing on the Closing Date under the 6- 3/4% Indenture), such new Indebtedness by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding is expressly made subordinate in right of payment to the notes remaining outstanding at least to the extent that the Indebtedness to be refinanced is subordinated to the notes;

(c) the new Indebtedness, determined as of the date of its Incurrence, does not mature prior to the Stated Maturity of the indebtedness to be refinanced or refunded, and the Average Life of the new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and

(d) in no event may our Indebtedness that is equal in right of payment with, or subordinated to, the notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (3);

provided that subclauses (a) through (d) of this clause (3) shall not apply to any refinancing or refunding of the Credit Agreement;

(4) Indebtedness:

(a) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(b) under Currency Agreements, Interest Rate Agreements and commodity hedging agreements that are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or commodity prices and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates, commodity prices or by reason of fees, indemnities and compensation payable thereunder; and

(c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or obligations of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

(5) our Indebtedness, to the extent the net proceeds thereof are promptly (a) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (b) deposited to defease or satisfy and discharge the notes as described below under “Defeasance” or “—Satisfaction and Discharge”;

(6) Guarantees of our Indebtedness and Indebtedness of any Restricted Subsidiaries to the extent the Indebtedness is otherwise permitted to be Incurred under this “Limitation of Indebtedness” covenant; provided that in the case of a Guarantee by a Restricted Subsidiary, the Restricted Subsidiary must comply with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant described below to the extent applicable;

(7) obligations in respect of letters of credit not to exceed $60 million outstanding at any one time;

(8) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such Restricted Subsidiary, in an aggregate principal amount at any time outstanding not to exceed 15% of Adjusted Consolidated Net Tangible Assets;

(9) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to us and our Restricted Subsidiaries (other than Securitization Entities), except for Standard Securitization Undertakings and Limited Originator Recourse, provided that any event which results in any such Securitization Entity ceasing to be a Securitization Entity shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this clause (9); and

(10) other Indebtedness in an aggregate principal amount not to exceed $150 million outstanding at any one time.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant:

(1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(2) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.

If an item of Indebtedness or portion thereof meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify the item of Indebtedness or such portion thereof and only be required to include the amount and type of the Indebtedness or portion thereof in one of the clauses. Revolving loans Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this “Limitation on Indebtedness” covenant. Term loans Incurred under the Credit Agreement and outstanding on the Closing Date after giving effect to the application of the net proceeds of the notes shall be treated as Incurred pursuant to the 2.0:1 Interest Coverage Ratio requirement set forth in the first paragraph of this “Limitation on Indebtedness” covenant or, in our sole discretion, pursuant to any applicable clause of the second paragraph of this “Limitation on Indebtedness” covenant.

We will not Incur any Indebtedness if such Indebtedness is contractually subordinate in right of payment to any other senior Indebtedness unless such Indebtedness is also subordinate in right of payment to the notes to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of ours solely by virtue of being unsecured, by virtue of being secured by different collateral or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to our or any such Restricted Subsidiary’s Capital Stock held by Persons, excluding ourselves or any of our Restricted Subsidiaries, other than:

(a) dividends or distributions payable solely in shares of our Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock; and

(b) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders’ pro rata share of such Restricted Subsidiaries’ net income from the first day of the fiscal quarter beginning immediately following the Closing Date;

(2) purchase, redeem, retire or otherwise acquire for value any shares of:

(a) our Capital Stock or the Capital Stock of an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

(b) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any of our Affiliates (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 10% or more of our Capital Stock;

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness that is subordinated in right of payment to the notes; or

(4) make any Investment, other than a Permitted Investment, in any Person (the payments or any other actions described in clauses (1) through (4) being collectively “Restricted Payments”)

if, at the time of, and after giving effect to, the proposed Restricted Payment, (a) a Default or Event of Default shall have occurred and be continuing, (b) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant, or (c) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a certified Board of Directors resolution) made after June 9, 1997 shall exceed the sum of:

(i) 50% of the aggregate amount of the Adjusted Consolidated Net income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 1997 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus

(ii) the aggregate Net Cash Proceeds we received after June 9, 1997 from (x) capital contributions; (y) the permitted issuance and sale of shares of our Capital Stock (other than Disqualified Stock) to a Person who is not one of our Subsidiaries, including a permitted issuance of our Indebtedness for cash after June 9, 1997 upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock); or (z) the issuance to a Person who is not one of our Subsidiaries of any options, warrants or other rights to acquire shares of our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder thereof, or are required to be redeemed, prior to the Stated Maturity of the notes), plus

(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and Investments made pursuant to the second succeeding paragraph below) in any Person resulting from payments or interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after June 9, 1997.

As of June 30, 2009, approximately $327.9 million was available to make Restricted Payments pursuant to the preceding paragraph.

Except in the case of clauses (1), (2), (3), (5), (8) and (9) below, so long as no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein, the preceding provision shall not be violated by reason of:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of any notice of irrevocable redemption, if, at the date of declaration or the giving of any notice, such payment or redemption, as the case may be, would comply with the foregoing paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant;

(3) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock), in an amount not to exceed 100% of the net cash proceeds of such offering that are contributed to us, plus the amount of any premiums applicable thereto;

(5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

(6) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of our Capital Stock or the Capital Stock of any Restricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock based plan, upon death, disability, retirement or termination of employment or pursuant to the terms of such stock based plan or any other agreement under which such Capital Stock, options, related rights or similar securities were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement for value of such shares of Capital Stock, options, related rights or similar securities after the Closing Date does not exceed $3 million; provided that any purchase of shares underlying vested restricted stock units for withholding tax purposes will not be subject to the foregoing $3 million limitation;

(7) Investments not to exceed 15% of Adjusted Consolidated Net Tangible Assets at any one time outstanding;

(8) the declaration and payment of dividends on common stock in an amount not to exceed $60 million per annum; provided, that up to $10 million of such amount that is not utilized by us to pay dividends in any calendar year may be carried forward to any subsequent year; or

(9) other Restricted Payments in an aggregate amount since the Closing Date not to exceed $75 million under this clause (9).

Each Restricted Payment permitted pursuant to the preceding paragraph (other than Restricted Payments referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof, Restricted Payments referred to in the proviso in clause (6) thereof, and an Investment referred to in clause (7) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4) shall be included in calculating whether the conditions of clause (4)(c) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payment.

In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is equal in right of payment with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (4)(c) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

(2) pay any Indebtedness owed to us or any other Restricted Subsidiary;

(3) make loans or advances to us or any other Restricted Subsidiary; or

(4) transfer any of its property or assets to us or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, the indenture, the 6- 3/4% Indenture or any other agreements in effect on the Closing Date, and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreements; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the holders of the notes than those encumbrances or restrictions that are then in effect and that are being modified, substituted, extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law;

(3) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than, such Person or the property or assets of such Person so acquired;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6) agreements with principal customers restricting the transfer of assets (or entities owning assets) substantially dedicated to products sold to such customers;

(7) with respect to any Restricted Subsidiary that is intended to be a special purpose financing entity and into which we and the Restricted Subsidiaries do not make any material Investment of assets other than accounts receivable and, to the extent required by the financing agreements of such Restricted Subsidiary, cash;

(8) with respect to any Purchase Money Note, or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions may only apply to such Securitization Entity;

(9) with respect to any agreement or instrument governing Indebtedness of any foreign Restricted Subsidiary; provided that we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes; or

(10) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued (in each case by a Restricted Subsidiary in compliance with the “Limitation on Indebtedness” covenant) if:

(a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement;

(b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us);

(c) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes;

(d) such encumbrance or restriction expressly states that such Restricted Subsidiary shall be entitled to take the actions referred to in clauses (1) through (4) of the first paragraph of this covenant in an amount not to exceed 50% of the consolidated net income of such Restricted Subsidiary (after making adjustments thereto in the nature of the adjustments referred to in the definition of “Adjusted Consolidated Net Income”); and

(e) the Investments made by us and our Restricted Subsidiaries in such Restricted Subsidiary are reasonably related to the business of such Restricted Subsidiary.

This “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant does not, however, prevent us or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or restricting the sale or other disposition of our property or assets or the property or assets of any of our Restricted Subsidiaries that secure Indebtedness of us or any of our Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) to us or a Wholly Owned Restricted Subsidiary;

(2) in connection with stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of us or the percentage ownership of a Restricted Subsidiary;

(3) to joint venture partners;

(4) issuances of directors’ qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(5) if, immediately after giving effect to such issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to the issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(6) issuances or sales of common stock of Restricted Subsidiaries the Net Cash Proceeds of which (if any) are applied as provided in clause (1)(a) or (1)(b) of the “Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness (other than Indebtedness Incurred under clause (1) of the second paragraph of the covenant described under “Limitation on Indebtedness”) (“Guaranteed Indebtedness”), unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary; and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the notes have been paid in full in cash.

This paragraph shall not, however, be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is:

(1) equal in right of payment with the notes, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or

(2) subordinated in right of payment to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Any Subsidiary Guarantee by a Restricted Subsidiary, however, shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not one of our Affiliates, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

Limitation on Transactions with Shareholders and Affiliates

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of our Capital Stock or with any of our Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or the Restricted Subsidiary than could be obtained at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement, if such transaction was a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (a) approved by a majority of the disinterested members of the Board of Directors or (b) for which we or a Restricted Subsidiary deliver to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view;

(2) any transaction between us and any of our Restricted Subsidiaries or between Restricted Subsidiaries;

(3) the payment of reasonable and customary regular fees to our directors who are not our employees;

(4) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

(5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant; and

(6) the payment of salary, bonus, benefits, severance and other compensation to any employee of ours or of any of our Restricted Subsidiaries, in their capacity as such, that is a holder of 10% or more of any class of our Capital Stock, as determined and approved by the Board of Directors.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (6) of the foregoing,

(1) the aggregate amount of which exceeds $20 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(a) or (b) above; and

(2) the aggregate amount of which exceeds $50 million in value, must be determined to be fair in the manner provided for in clause (1)(b) above.

Limitation on Liens

We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our or its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien until such time as such obligation or liability is no longer secured by a Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date;

(2) Liens granted after the Closing Date on any of our assets or Capital Stock or the assets or Capital Stock of our Restricted Subsidiaries created in favor of the holders of the notes;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant; provided that such Liens (other than Liens securing Indebtedness under the Credit Agreement) do not extend to or cover any of our property or assets or property or assets of any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens on any property or assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary permitted under the “Limitation on Indebtedness” covenant;

(6) Liens to secure Indebtedness Incurred under clauses (1) and 4(b) of the second paragraph of the “Limitation on Indebtedness” covenant;

(7) Permitted Liens;

(8) Liens not otherwise permitted hereunder to the extent securing liabilities not in excess of $100 million outstanding at any one time; or

(9) Liens securing the Attributable Debt in an amount not in excess of $100 million outstanding at any one time.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any of its assets or properties whether now owned or hereafter acquired; provided, however, that we or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property so sold or otherwise transferred;

(2) we or such Restricted Subsidiary, as applicable, would be permitted to grant a Lien to secure Indebtedness under the “Limitation on Liens” covenant in the amount of the Attributable Debt in respect of such Sale and Leaseback Transaction;

(3) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, we and such Restricted Subsidiary comply with the “Limitation on Indebtedness” covenant; and

(4) we or such Restricted Subsidiary apply the proceeds received from such sale in accordance with the “Limitation on Asset Sales” covenant.

Limitation on Asset Sales

We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless the consideration we received or the Restricted Subsidiary received is at least equal to the fair market value of the assets sold or disposed of and at least 75% of the consideration received consists of cash or Temporary Cash Investments.

If the Net Cash Proceeds we received or any of our Restricted Subsidiaries received from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of us and our Subsidiaries has been filed with the SEC pursuant to the “SEC Reports and Reports to Holders” covenant), then we shall or shall cause the relevant Restricted Subsidiary to:

(1) within twelve months after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Net Tangible Assets:

(a) apply an amount equal to such excess Net Cash Proceeds to permanently repay our secured Indebtedness or any Indebtedness of any Restricted Subsidiary that has not executed a Subsidiary Guarantee, in each case owing to a Person other than us or any of our Restricted Subsidiaries; or

(b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of our and our Restricted Subsidiaries property and assets or business existing on the date of such investment; and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase under this “Limitation on Asset Sales” covenant totals at least $20 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the notes (and, if required by the terms of any Indebtedness that is equal in right of payment with the notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes, plus, in each case, accrued interest (if any) to the date of the purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice of Offer to Purchase is mailed) (“Payment Date”). To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture and the amount of Excess Proceeds shall be reset to zero.

Repurchase of Notes upon a Change of Control

We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

We will not be required to make an Offer to Purchase upon the occurrence of a Change of Control if a third party makes an offer to purchase the notes in the manner, at the times and price and otherwise in compliance with the requirements of the indenture applicable to an Offer to Purchase for a Change of Control and purchases all notes validly tendered and not withdrawn in such offer to purchase.

SEC Reports and Reports to Holders

Whether or not we are then required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act, if we were subject thereto. We shall supply the Trustee and each holder of notes or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1) a default in the payment of principal of (or premium, if any, on) any note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2) a default in the payment of interest on any note when due and payable, and such default continues for a period of 30 days;

(3) a default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our the assets or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant;

(4) we default in the performance of or breach any other covenant or agreement in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days after we receive written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5) there occurs with respect to any issue or issues of our Indebtedness or Indebtedness of any Significant Subsidiary having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created;

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity and the defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or the property and assets of any Significant Subsidiary, or (c) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8) we or any Significant Subsidiary (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or (c) effect any general assignment for the benefit of creditors.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us) occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable.

Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of the other holders of notes that are not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1) the holder gives the Trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) the holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of our activities and the activities of our Restricted Subsidiaries as well as our performance and the performance of our Restricted Subsidiaries under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

(1) we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the notes and under the indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) immediately after giving effect to such transaction on a pro forma basis, our Interest Coverage Ratio (or of any Person becoming the successor obligor on the notes) is at least 1:1.

If, however, our Interest Coverage Ratio before giving effect to the transaction is within the range set forth in column (A) below, then our pro forma Interest Coverage Ratio after giving effect to the transaction (or that of any Person becoming the successor obligor on the notes) shall be at least equal to the lesser of:

(1) the ratio determined by multiplying the percentage set forth in column (B) below by our Interest Coverage Ratio prior to such transaction; and

(2) the ratio set forth in column (C) below:

(A)	(B)	(C)
1.11:1 to 1.99:1	90%	1.5:1
2.00:1 to 2.99:1	80%	2.1:1
3.00:1 to 3.99:1	70%	2.4:1
4.00:1 or more	60%	2.5:1

In addition, if our pro forma Interest Coverage Ratio after giving effect to the transaction (or that of any Person becoming the successor obligor on the notes) is 3:1 or more, the calculation in the preceding paragraph shall be inapplicable and such transaction shall be deemed to have complied with the requirements of clause (3) above.

Clause (3) shall not, however, apply to a consolidation or merger with or into a Restricted Subsidiary so long as in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or us) shall be issued or distributed to our stockholders.

We must deliver to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Clause (3) of this covenant does not apply, however, if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a Board of Directors resolution, the principal purpose of such transaction is to change our state of incorporation, provided that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance

The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1) we have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

(2) we have delivered to the Trustee (a) either (i) an opinion of counsel to the effect that holders of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option under this “Defeasance” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service, or the IRS, to the same effect unless there has been a change in applicable U.S. federal income tax law after the Closing Date such that a ruling is no longer required or (ii) a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned opinion of counsel and (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis giving effect to such deposit and defeasance, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound; and

(4) if at such time the notes are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

The indenture provides that the provisions of the indenture will no longer be in effect with respect to clause (3) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clauses (3) and (4) under “Events of Default” with respect to such clause (3) under “Consolidation, Merger and Sale of Assets” and such covenants, and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default upon, among other things:

(1) the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

(2) the satisfaction of the provisions described in clauses (2)(b) and (3) of the preceding paragraph; and

(3) the delivery by us to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. We will, however, remain liable for such payments.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all of the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust by us and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) we have paid all other sums payable under the indenture by us.

The Trustee will acknowledge the satisfaction and discharge of the indenture if we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

We and the Trustee may make the following modifications and amendments to the indenture without the consent of any holder of notes:

(1) to cure any ambiguity, defect or inconsistency in the indenture, provided that such modification or amendment shall not, in the good faith opinion of the Board of Directors, adversely affect the interest of the holders of the notes in any material respect;

(2) to provide for the assumption of the Company’s obligations to the holders of the notes in case of a merger or consolidation;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor Trustee; or

(5) to make any change that does not materially and adversely affect the rights of any holder of notes.

We and the Trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(8) amend or modify any of the provisions of the indenture in any manner which subordinates the notes issued thereunder in right of payment to any of our other Indebtedness.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of Silgan Holdings Inc. or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act, incorporated by reference therein contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize oil certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The certificates representing the new notes will be issued in fully registered global form without interest coupons, or global notes. The global notes will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Ownership of beneficial interests in a global note will be limited to (1) participants who have accounts with DTC, or participants, or (2) persons who hold interests through participants including Euroclear Bank S.A./N.V., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of such new notes represented by such global note for all purposes under the indenture and the new notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Trustee nor any Paying Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.

Same Day Settlement and Payment

We will make payments in respect of the new notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Neither we, the Trustee nor any Paying Agent will have any responsibility of liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition, but excluding Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or upon such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, our and our Restricted Subsidiaries’ aggregate net income (or loss) for such period determined in conformity with GAAP. The following items, however, shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than us or any of our Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

(2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(c) of the first paragraph of the “Limitation on Restricted Payments” covenant described above (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries;

(3) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of the net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses (on an after-tax basis) attributable to Asset Sales;

(5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(c) of the first paragraph of the “Limitation on Restricted Payments” covenant described above, any amount paid or accrued as dividends on our preferred stock or any Restricted Subsidiary owned by Persons other than us and any of our Restricted Subsidiaries;

(6) all extraordinary gains and extraordinary losses;

(7) any net gain or loss arising from the early extinguishment of any Indebtedness of any Person, including the amortization or write-off of debt issuance costs or debt discount; and

(8) any post-retirement healthcare benefits required to be accrued by Statement of Financial Accounting Standards, or FAS, No. 106.

In addition, for purposes of clause (4) of the first paragraph of the “Limitation on Restricted Payments” covenant, in connection with any Investment in a business, “Adjusted Consolidated Net Income” during the period commencing on April 1, 1997 and ending on the last day of the last fiscal quarter preceding the Transaction Date shall not be less than $100 million, unless actual Adjusted Consolidated Net Income for such period is a loss, in which case Adjusted Consolidated Net Income for such period shall be $100 million minus the amount of such loss.

“Adjusted Consolidated Net Tangible Assets” means the total amount of our assets and the assets of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets after the Closing Date (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting all of our current liabilities and the current liabilities of our Restricted Subsidiaries (excluding intercompany items) and all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent quarterly or annual consolidated balance sheet (after giving effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to such date of determination), prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to a note at any date of redemption, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) any excess of (A) the present value (discounted semi-annually) at such date of redemption of (1) the redemption price of such note at August 15, 2013 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments due on such note through August 15, 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Asset Acquisition” means:

(1) an investment by us or by any of our Restricted Subsidiaries in any other Person pursuant to which the Person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries if such Person’s primary business is related, ancillary or complementary to our and our Restricted Subsidiaries’ businesses on the date of such investment; or

(2) an acquisition by us or by any of our Restricted Subsidiaries of the property and assets of any other Person, other than us or any of our Restricted Subsidiaries, that constitutes substantially all of a division, operating unit or line of business of such Person if the property and assets acquired are related, ancillary or complementary to our and our Restricted Subsidiaries’ businesses on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or another Restricted Subsidiary) of:

(1) all or substantially all of the Capital Stock of any of our Restricted Subsidiaries; or

(2) all or substantially all of the assets that constitute a division, operating unit or line of our business or the business of any of our Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale and Leaseback Transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the property and assets of an operating unit or business of ours or any of our Restricted Subsidiaries; or

(3) any of our other property and assets or any other property and assets of our Restricted Subsidiaries outside the ordinary course of business and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of our assets.

“Asset Sale” shall, however, not include:

(a) sales or other dispositions of inventory, receivables and other current assets;

(b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (1)(b) of the “Limitation on Asset Sales” covenant;

(c) any Restricted Payments permitted by the “Limitation on Restricted Payments” covenant;

(d) sales, transfers or other dispositions of obsolete or worn out equipment or spare parts;

(e) any Sale and Leaseback Transaction in which the proceeds of such transaction are used to finance or refinance the acquisition of such assets; or

(f) during each of our fiscal years, other sales, transfers or dispositions of assets having a fair market value not in excess of $1,000,000.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means our Board of Directors or any duly authorized committee of the Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property whether real, personal or mixed, of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1) (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the total voting power of our Voting Stock; and

(b) Permitted Holders beneficially own, directly or indirectly, less than 18% of the total voting power of our Voting Stock; or

(2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors nominated by Mr. Horrigan and/or Mr. Silver and any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means May 12, 2009.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(3) depreciation expense;

(4) amortization expense and all other amortization of intangibles; and

(5) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP.

If any Restricted Subsidiary, however, is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the quotient of the number of shares of outstanding common stock of the Restricted Subsidiary not owned on the last day of the period by us or any of our Restricted Subsidiaries divided by the total number of shares of outstanding common stock of the Restricted Subsidiary on the last day of such period.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation:

(1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

(2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(3) the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries;

(4) imputed interest with respect to Attributable Debt; and

(5) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period. “Consolidated Interest Expense” does not include, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income under clause (.3) of the definition of Adjusted Consolidated Net Income (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof).

“Credit Agreement” means the credit agreement dated as of June 30, 2005, as amended prior to the Closing Date, among us and certain of our subsidiaries, the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent, Bank of America, N.A. and Morgan Stanley Bank, as co-syndication agents, and BNP Paribas and J.P. Morgan Chase Bank, N.A., as co-documentation agents, together with the related documents thereof (including without limitation any Guarantees and security documents), in each case as the Indebtedness under such agreements may be increased and such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are our Subsidiaries) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time.

“Currency Agreement” means any foreign exchange contract, currency, swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below; and

(2) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $1,000,001) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board of Directors resolution. However, in the event that:

(1) we or any of our Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer; and

(2) the customer requires that we or our Restricted Subsidiary grant such customer an option to purchase the assets (or the entity owning the assets),

then “fair market value” shall for purposes of the “Limitation on Asset Sales” covenant, be deemed to be the price paid by the customer for the assets or the entity.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

However, calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to:

(1) the amortization or write off of unamortized deferred financing costs and any discounts, premiums, fee or expenses incurred in connection with the offering, redemption or early extinguishment of any Indebtedness;

(2) except as otherwise provided, the amortization of goodwill and other intangible assets and any write down of such goodwill or assets as may be required or permitted by FAS No. 142;

(3) non-cash amounts recorded (or required to be recorded) in accordance with FAS No. 133 and related amendments;

(4) non-cash adjustments resulting from equity-based compensation; and

(5) unusual charges (including, without limitation, rationalization charges) recorded in an applicable period to the extent that cash is not expended during such period, but effect shall be given in any future period to the extent that any cash payment is made on account of such a non-cash unusual charge taken in a previous applicable period.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arms-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit

(including trade letters of credit) securing obligations (other than obligations described in (1) or (2) those or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

(1) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP;

(2) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness;”

(3) that Indebtedness shall not include any liability for federal, state, local or other taxes; and

(4) in clarification of this definition, any unused commitment under the Credit Agreement or any other agreement relating to Indebtedness shall not be treated as outstanding.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC pursuant to the “SEC Reports and Reports to Holders” covenant (the “Four Quarter Period”) to the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation:

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of our senior management, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof) and any Indebtedness to be repaid within 60 days of the Transaction Date (except to the extent such repayment will be financed by Incurring Indebtedness after the Transaction Date), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on a date that is no more than 75 days prior to the Transaction Date (taking into account any interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; provided that:

(a) with respect to Asset Acquisitions, pro forma effect shall be given to any cost reductions we anticipate if we deliver to the Trustee an officers’ certificate executed by our Chief Financial Officer certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition; and

(b) at our election, in connection with any Asset Acquisition with respect to which an income statement for the acquired assets for the preceding four fiscal quarters is not available, we shall, in good faith, prepare an estimated income statement for such four quarters and shall deliver to the Trustee an officers’ certificate and a certificate of an investment bank or accounting firm of national standing expressly stating that, in their opinion, such estimated income statement reasonably reflects the results that would have occurred had such assets been purchased by us or a Restricted Subsidiary on the first day of the Four Quarter Period; and

(4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (3) or (4) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or the balance sheet of our Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, debentures, notes or other similar instruments issued by, such Person and shall include (a) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (b) the fair market value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. The fair market value, however, of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments as a result of any payments or transfers of assets by such Person to us or our Restricted Subsidiaries.

For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above, (1) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (2) the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Limited Originator Recourse” means a reimbursement obligation to us or a Restricted Subsidiary in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Entity under a facility for the financing of trade receivables; provided, that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time.

“Net Cash Proceeds” means:

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to our and our Restricted Subsidiaries consolidated results of operations, taken as a whole;

(c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale; and

(d) appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; or

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold to us or any Restricted Subsidiary with recourse) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither we nor any of our Restricted Subsidiaries, other than a Securitization Entity, if applicable, (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries (other than a Securitization Entity, if applicable), other than with respect to Standard Securitization Undertakings and Limited Originator Recourse.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us or our Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Offer to Purchase” means an offer by us to purchase notes from the holders commenced by mailing a notice to the Trustee and each holder stating:

(1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the Payment Date;

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless we default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed to the office or agent maintained by us where the notes may be presented for payment (the “Paying Agent”) at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

We shall, if the notes purchased and each new note issued are in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof on the Payment Date:

(1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

(2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

(3) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an officers’ certificate specifying the notes or portions thereof accepted for payment by us.

The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered. If each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof, then we will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

The Trustee shall act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations if we are required to repurchase notes pursuant to an Offer to Purchase.

“Permitted Holders” means any of the following persons:

(1) Mr. Horrigan and Mr. Silver;

(2) Affiliates, siblings, children and other lineal descendants, spouses or former spouses, widows or widowers and estates of either of the Persons referred to in clause (1) above;

(3) any trust having as its sole beneficiaries one or more of the Persons referred to in clauses (1) or (2) above; and

(4) any Person a majority of the voting power of the outstanding Capital Stock of which is owned by one or more of the Persons referred to in clauses (1), (2) or (3) above.

“Permitted Investment” means:

(1) an Investment in us or a Restricted Subsidiary or a Person which will, upon the making of the Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or a Restricted Subsidiary if such person’s primary business is related, ancillary or complementary to our businesses and our Restricted Subsidiaries on the date of the Investment;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments or in settlement of claims;

(5) Investments, to the extent the consideration consists solely of the our common stock;

(6) Currency Agreements, Interest Rate Agreements and commodity hedging agreements entered into to protect against currency, interest rate or commodity price fluctuations (but not for speculation);

(7) Guarantees of Indebtedness of Restricted Subsidiaries permitted under the “Limitation on Indebtedness” covenant; and

(8) loans or advances to our employees or employees of our Restricted Subsidiaries, not to exceed $10 million at any one time outstanding.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords under leases;

(3) customary bankers Liens, rights of setoff and other similar Liens arising in the ordinary course of business;

(4) statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and for amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(5) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(6) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(7) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of our business and the business of our Restricted Subsidiaries, taken as a whole;

(8) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date securing Indebtedness Incurred under clause (8) of the second paragraph of the “Limitation on Indebtedness” covenant; provided:

(a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and the Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property;

(b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

(c) any Lien shall not extend to or cover any property or assets other than the item of property or assets and any improvements on the item;

(9) leases or subleases granted to others that do not materially interfere with the ordinary course of our business and the business of our Restricted Subsidiaries, taken as a whole;

(10) Liens encumbering property or assets under construction arising from progress or partial payments by one of our customers or a customer of our Restricted Subsidiaries related to the property or asset;

(11) any interest or title of a lessor in the property subject to any lease (other than any property that is the subject of a Sale and Leaseback Transaction);

(12) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(13) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing when such Person becomes, or becomes a part of, us or any Restricted Subsidiary; provided that such Liens do not extend to or cover any of our property or assets or any property or assets of any of our Restricted Subsidiaries other than the property or assets acquired;

(14) Liens in our or any of our Restricted Subsidiaries’ favor;

(15) Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default;

(16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(18) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with past practices prior to the Closing Date;

(20) Liens consisting of escrows or deposits in connection with acquisitions or potential acquisitions; and

(21) Liens on or sales of receivables.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from us or any Restricted Subsidiary of ours in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which we or any of our Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity, in the case of a transfer by us or any of our Restricted Subsidiaries, and (b) any other Person, in case of a transfer by a Securitization Entity, or may grant a security interest in, any receivables, whether not existing or arising or acquired in the future, of us or any of our Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and contract rights and all Guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets, including contract rights, which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables, collectively, “transferred assets”; provided that, in the case of any such transfer by us or any of our Restricted Subsidiaries, the transferor receives cash or Purchase Money Notes in an amount which, when aggregated with the cash and Purchase Money Notes received by us and our Restricted Subsidiaries upon all other such transfers of transferred assets during the ninety days preceding such transfer, is at least equal to 75% of the aggregate face amount of all receivables so transferred during such day and the ninety preceding days.

“Restricted Subsidiary” means any of our Subsidiaries other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means a transaction whereby a Person sells or otherwise transfers assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or otherwise transferred.

“Secured Debt Cap” means, on any date, an amount equal to 3.5 times our Consolidated EBITDA for the Four Quarter Period. For the purpose of making the computation referred to in the prior sentence, Consolidated EBITDA shall be calculated on a pro forma basis in accordance with the definition of “Interest Coverage Ratio.”

“Securitization Entity” means a Wholly Owned Subsidiary of ours, or another Person in which we or any Restricted Subsidiary of ours makes an Investment and to which we or any Restricted Subsidiary of ours transfers receivables and related assets, that engages in no activities other than in connection with the financing of receivables and that is designated by the Board of Directors, as provided below, as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations, contingent or otherwise, of which (1) is guaranteed by us or any Restricted Subsidiary of ours, other than the Securitization Entity, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (2) is recourse to or obligates us or any Restricted Subsidiary of ours, other than the Securitization Entity, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (3) subjects any property or asset of ours or any Restricted Subsidiary of ours, other than the Securitization Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which neither we nor any Restricted Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of ours, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither we nor any Restricted Subsidiary of ours has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

(1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of us and our Restricted Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of us and our Restricted Subsidiaries, all as set forth in our most recently available consolidated financial statements for such fiscal year.

“6- 3/4% Indenture” means the indenture dated as of November 14, 2003, between Silgan Holdings Inc., as issuer, and National City Bank, N.A., as trustee.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by us or any Subsidiary of ours that are reasonably customary in receivables securitization transactions.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Restricted Subsidiary which provides a Subsidiary Guarantee of our obligations under the indenture and the notes.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of their acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than one of our Affiliates) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investor’s Services, Inc. (“Moody’s”) or “A-1” (or higher) according to Standard and Poor’s Ratings Group (“S&P”); and

(5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s.

“Trade Payables” means, for any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business related to the acquisition of goods or services.

“Transaction Date” means with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date the Indebtedness is to be Incurred and with respect to any Restricted Payments, the date such Restricted Payment is to be made.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to August 15, 2013, provided, however, that if the then remaining term to August 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to August 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of ours) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary; provided that:

(1) any Guarantee by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(2) either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant; and

(3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board of Directors resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

The Credit Facility. The Credit Agreement initially provided us with $425 million of term loans designated A term loans and $125 million of term loans designated B term loans, and provides the Company, Silgan Containers LLC, Silgan Plastics LLC and certain of our other wholly owned subsidiaries with up to $450 million of revolving loans, letters of credit and swingline loans. The Credit Agreement also contains an uncommitted incremental loan facility of up to $350 million, of which all of it may be borrowed in the form of term loans and up to $200 million of which may be borrowed in the form of revolving loans under the revolving loan facility. We may use proceeds from revolving loans for general corporate and working capital purposes, including permitted acquisitions. The proceeds of incremental term loans may be used to finance permitted acquisitions and refinance any indebtedness assumed as a part of such permitted acquisition, to refinance or repurchase permitted subordinated debt and to repay outstanding revolving loans. In December 2005, we borrowed Cdn $45 million of term loans under the Credit Agreement and amended the Credit Agreement to add two of our Canadian subsidiaries as borrowers under the Credit Agreement for revolving loans of up to Cdn $14 million. As a result of the latter, the revolving loan facility available under the Credit Agreement to the Company and its U.S. subsidiaries was permanently reduced by the U.S. dollar equivalent of the Canadian revolving loans on the closing date of the amendment. In June 2006, we borrowed €200 million of term loans under the Credit Agreement to finance the acquisition of White Cap. During December 2006, we borrowed Cdn $45 million of term loans to finance our acquisition of Cousins-Currie Limited. At June 30, 2009, we had A term loans of $121.8 million, B term loans of $40.6 million, Cdn $83.2 million and €126.8 million outstanding under the Credit Agreement, totaling U.S. denominated $251.0 million. At June 30, 2009, we had revolving loans outstanding under the Credit Agreement of $99.0 million.

Security and Guarantees. The indebtedness under the Credit Agreement is guaranteed by us and certain of our U.S. subsidiaries, and is secured by a pledge of the stock of certain of our subsidiaries and by a security interest in certain of our assets and certain of our U.S. subsidiaries’ assets. The Canadian indebtedness under the Credit Agreement is also guaranteed by our wholly owned Canadian subsidiaries and is also secured by a pledge of all of the stock of our Canadian subsidiaries and by a security interest in certain of our Canadian subsidiaries’ assets.

Payment of Loans. The U.S. denominated and Canadian denominated revolving loans generally can be borrowed, repaid and reborrowed from time to time until June 30, 2011, on which date all revolving loans mature and are payable in full. Amounts repaid under the term loans cannot be reborrowed.

The A term loans and certain incremental loans under the Credit Agreement will mature on June 30, 2011, and the B term loans and certain other incremental loans under the Credit Agreement will mature on June 30, 2012. Each of the term loans under the Credit Agreement is repayable in annual installments.

The Credit Agreement requires us to prepay term loans with proceeds received from the incurrence of certain indebtedness, with proceeds received from certain asset sales and, under certain circumstances, with 50 percent of our excess cash flow. The Credit Agreement contains certain provisions for the allocation of mandatory and voluntary prepayments to the term loans.

Interest and Fees. Under the Credit Agreement, the interest rate for all U.S. loans will either be base rate or LIBOR, plus in either case an applicable margin. The base rate is the higher of the prime lending rate of Deutsche Bank AG New York Branch, or Deutsche Bank, or  1/2 of one percent in excess of the overnight federal funds rate. On June 30, 2009, the interest rate for A term loans that were maintained as base rate borrowings was the base rate with no additional margin, and the interest rate for A term loans that were maintained as LIBOR rate borrowings was the applicable LIBOR rate plus a 1.0 percent margin. In accordance with the Credit Agreement, the interest rate margin on all loans except B term loans will be reset quarterly based upon our Total

Leverage Ratio, as defined in the Credit Agreement. The interest rate for B term loans is the base rate plus a margin of 0.25 percent or LIBOR plus a margin of 1.25 percent. The margin for B term loans is fixed through maturity.

The interest rate for all Canadian term loans will either be the Canadian prime rate plus the applicable margin for A term loans maintained as base rate loans or the Bankers’ Acceptance discount rate, as defined in the Credit Agreement, plus the applicable margin for A term loans maintained as LIBOR loans. The interest rate for the Euro dollar denominated term loans accrues at the Euro rate, as defined in the Credit Agreement, plus the applicable margin for A term loans maintained as LIBOR rate borrowings under the Credit Agreement.

The Credit Agreement provides for the payment of a commitment fee ranging from 0.20 percent to 0.50 percent per annum on the daily average unused portion of commitments available under the revolving loan facility. The commitment fee is reset quarterly based on our Total Leverage Ratio. Each of the revolving borrowers is also required to provide for payment to the applicable lenders of a letter of credit fee equal to the applicable margin in effect for revolving loans maintained as LIBOR loans (1.0 percent at June 30, 2009) and to the issuers of letters of credit of a facing fee of 0.125 percent per annum, in each case calculated on the aggregate stated amount of all letters of credit.

Certain Covenants. The Credit Agreement contains certain financial and operating covenants which limit, among other things, our ability and the ability of our subsidiaries to grant liens, sell assets and use the proceeds from certain asset sales, make certain payments (including dividends) on our capital stock, incur indebtedness or provide guarantees, make loans or investments, enter into transactions with affiliates, make certain capital expenditures, engage in any business other than the packaging business, and, with respect to our subsidiaries, issue stock. In addition, the Credit Agreement requires our Interest Coverage Ratio, as defined in the Credit Agreement, for any test period ended on the last day of a fiscal quarter not to be less than 3.00:1.00 and our Total Leverage Ratio for any test period ended on the last day of a fiscal quarter not to be greater than 4.00:1.00.

Events of Default. The Credit Agreement contains certain customary provisions concerning events of default, including upon a change of control of the Company. Upon the occurrence and continuance of any such event of default, the lenders are permitted among other things, to accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under the facility and terminate their commitment to make any further revolving loans or to issue any letters of credit.

Other Unsecured Foreign Bank Revolving and Term Loans

We have certain other bank revolving loan indebtedness outstanding in non-Euro denominated foreign countries. At June 30, 2009, these bank revolving loans allow for total borrowings of up to $39.7 million (translated at exchange rates in effect at the balance sheet date) and bear interest at rates ranging from 1.7 percent to 18.0 percent. For 2008, 2007 and 2006, the weighted average annual interest rate paid on these loans was 5.9 percent, 5.0 percent and 4.1 percent, respectively.

6- 3/4% Senior Subordinated Notes

In 2003, we issued $200 million aggregate principal amount of the 6- 3/4% Notes. We currently have outstanding all $200 million in aggregate principal amount of our 6- 3/4% Notes. The issue price for the 6- 3/4% Notes was 100% of their principal amount. The 6- 3/4% Notes are our general unsecured obligations, subordinate in right of payment to all senior debt, including obligations under the Credit Agreement and the notes and effectively subordinate to all obligations of our subsidiaries. Interest on the 6- 3/4% Notes is payable semiannually in cash on the 15th day of each May and November.

The 6- 3/4% Notes are redeemable, at our option, in whole or in part, at any time after November 15, 2008 at the following redemption prices (expressed in percentages of principal amount) plus accrued and unpaid interest thereon to the redemption date if redeemed during the twelve month period beginning November 15, of the years set forth below:

Year	Redemption Price
2008	103.375%
2009	102.250%
2010	101.125%
Thereafter	100.000%

The indenture relating to the 6- 3/4% Notes contains covenants which are generally less restrictive than those under the Credit Agreement.

Upon the occurrence of a change of control, as defined in the indenture relating to the 6- 3/4% Notes, we are required to make an offer to purchase the 6- 3/4% Notes at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of purchase.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and estate tax consequences relevant to the exchange of old notes for new notes in the exchange offer and the ownership and disposition of the new notes received pursuant to the exchange offer. In this discussion, we refer to the old notes and the new notes, collectively, as the notes. This discussion deals only with holders who hold the notes as capital assets for U.S. federal income tax purposes, does not address the U.S. federal income or estate tax consequences to any particular holder of notes and does not deal with persons who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, controlled foreign corporations, passive foreign investment companies, certain former residents or citizens of the United States, tax-exempt organizations, individual retirement and other tax-deferred accounts, dealers in securities or currencies, holders that hold the notes as a position in a hedge, straddle, constructive sale transaction, conversion transaction, “synthetic security” or other integrated transaction for U.S. federal income tax purposes and U.S. Holders (defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not discuss any alternative minimum tax consequences, U.S. federal gift tax laws or the tax laws of any state, local or foreign government that may be applicable to the notes.

As used in this prospectus, the term U.S. Holder means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

Under the terms of the notes, we may be obligated to pay holders amounts in excess of stated interest and principal on the notes upon a change of control and, in addition, we would have been obligated to pay additional interest in the event we failed to timely register the notes. The obligation to make such payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under applicable Treasury Regulations, the possibility of such excess amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance that these contingencies will occur or if such contingencies are considered to be “incidental.” Although the matter is not free from doubt, we intend to take the position that these contingencies are remote and/or incidental and, therefore, should not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental will be binding on a holder unless you explicitly disclose your contrary position to the IRS in the manner required by applicable United States Treasury Regulations. Our determination, however, is not binding on the IRS, and should the IRS successfully challenge this determination, you would be required to accrue interest income on the notes at a rate higher than the stated interest rate on the notes (in addition to the original issue discount on the notes) and other tax consequences of ownership and disposition of the notes could be materially and adversely different from those described herein. In the event a contingency occurs, it could affect the amount, character and timing of the income recognized by you. If we pay a premium on the notes pursuant to the change of control provisions, you will be required to recognize such amounts as ordinary income or include such amounts in your amount realized, as applicable. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

As used in this prospectus, a Non-U.S. Holder is a beneficial owner of notes that is neither a U.S. Holder nor a partnership. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such partnership should consult their tax advisors.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.

We urge prospective investors to consult their tax advisors with respect to the U.S. federal income and estate tax consequences to them of the exchange offer and purchase, ownership and disposition of notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal income and estate and other tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, U.S. Holders and Non-U.S. Holders will not recognize a taxable gain or loss as a result of exchanging old notes for new notes and will have the same adjusted issue price, tax basis, and holding period in the new notes as they had in the old notes immediately before the exchange.

Other U.S. Federal Income Tax Consequences for U.S. Holders

Payment of Interest. The stated interest that is payable on the notes will be “qualified stated interest” (as defined below) and a U.S. Holder of a note is required to include in ordinary income the stated interest payable on the note generally when received or accrued, in accordance with the holder’s method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount. In addition to bearing stated interest, the old notes were, and the new notes will be treated as having been, issued with original issue discount, or OID, for U.S. federal income tax purposes. U.S. Holders should be aware that OID generally must be included in gross income in advance of the receipt of cash attributable to that income.

The amount of OID in respect of a note will be equal to the difference between its “stated redemption price at maturity” and its “issue price.” The term “stated redemption price at maturity” means the sum of all payments to be made on a note other than “qualified stated interest.” The term “qualified stated interest” generally means stated interest that is payable in cash at a single fixed rate, at least annually over the entire term of the note. Because all of the stated interest on a note is “qualified stated interest,” the “stated redemption price at maturity” of a note is its stated principal amount, and the amount of OID will be equal to the excess of its stated principal amount over its “issue price.” The “issue price” of each note is the first price at which a substantial amount of the notes in the issue that included such note was sold (other than to an underwriter, placement agent or wholesaler) and is equal to 97.280% of the stated principal amount of a note.

If you are an initial purchaser of a note, the amount of OID that you are required to include in income generally will equal the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note. The daily portion is determined by allocating to each day in an “accrual period” the pro rata portion of the OID allocable to that accrual period. The “accrual period” for the note may be of any length and may vary in length over the term of the note, provided that each accrual period is not longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period.

The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the note’s “adjusted issue price” at the beginning of such accrual period and its “yield to maturity” (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) reduced by any qualified stated interest allocable to such accrual period. OID allocable to a final accrual period is the excess of the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period reduced by any qualified stated interest allocable to such final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and decreased by any payments other than qualified stated interest that were made during prior accrual periods. The “yield to maturity” of a note is the discount rate that causes the present value of all payments on the note as of its original issue date to equal the issue price of such note.

Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other holders exempt from information reporting.

If a U.S. Holder’s tax basis in a note immediately after purchase exceeds the adjusted issue price of the note but is less than or equal to the stated redemption price at maturity of such note, such excess is considered “acquisition premium” and the amount includible in income in each taxable year as OID will be reduced (but not below zero) by the portion of the acquisition premium that is properly allocable to such taxable year.

If a U.S. Holder purchases a note for an amount in excess of the stated redemption price at maturity, such holder will not include any OID in income and generally may be eligible to amortize such bond premium under the rules discussed below. See “—Amortizable Bond Premium.” If a U.S. Holder has a tax basis in a note that is less than the adjusted issue price of such note, the difference generally may be subject to the market discount provisions discussed below. See “—Market Discount.”

A U.S. Holder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. For this purpose, interest includes stated interest, original issue discount and market discount (including any de minimis market discount), as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which a U.S. Holder acquires a note and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors about this election.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.

Amortizable Bond Premium. A U.S. Holder who purchases a note after the initial offering at a premium over its stated principal amount (subject to special rules for early redemption dates as described below), plus accrued interest, generally may elect to amortize that premium under a constant yield method with a corresponding decrease in adjusted tax basis from the purchase date to the note’s maturity date. The notes are subject to redemption provisions at our option at various times. A U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable redemption date, but only if the use of the redemption date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the redemption date. If a U.S. Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss it would otherwise recognize on disposition of the note. Amortized premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS.

Market Discount. The acquisition and resale of the notes may be affected by the impact on a purchaser of the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the “revised issue price” (as defined under the Code) of the note immediately after its acquisition exceeds the U.S. Holder’s adjusted tax basis in the note. If applicable, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any payment other than qualified stated interest on, or any gain recognized on the disposition of, that note to the extent of the accrued market discount (based on ratable accrual from the purchase date until the maturity date unless an election is made to use a constant yield method) on that note which has not previously been included in income, unless the U.S. Holder elects to include market discount in income (generally as ordinary income) currently as it accrues with a corresponding increase in the adjusted tax basis in the note.

This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a ratable basis over the remaining term of the note at the time of acquisition, or, pursuant to the election, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction.

Disposition. Upon a redemption, sale, exchange or other disposition of a note (other than pursuant to the exchange offer as described above or other tax-free transaction), a U.S. Holder will recognize capital gain or loss measured by the difference, if any, between the amount received in exchange therefor (other than the portion received for accrued but unpaid qualified stated interest, which portion is treated as interest received) and such holder’s adjusted tax basis in the note. Except to the extent the market discount rules described above apply, any gain or loss recognized on the redemption, sale or exchange of a note will be long-term capital gain or loss if such note is held for more than one year at the time of such redemption, sale, exchange or other taxable disposition. Long-term capital gains of individuals are currently taxed at reduced rates of tax, currently a maximum tax rate of 15%. Short-term capital gains are taxed at ordinary income rates. The deduction of capital losses is subject to limitation. A holder’s adjusted tax basis in a note will be equal to the price paid for such note increased by any OID previously included in gross income and decreased by any principal payments received by such holder and subject to any adjustment as described above under the market discount and bond premium rules.

Backup Withholding and Information Reporting. Under the Code and applicable Treasury Regulations, a U.S. Holder of a note may be subject to backup withholding on certain amounts paid or deemed paid to the holder unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption; or (2) provides a correct taxpayer identification number, certifies that such holder has not lost exemption from backup withholding, and has met the requirements for the reporting of previous income set forth in the backup withholding rules. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption. Amounts paid as backup withholding do not constitute an additional tax and may be credited against a U.S. Holder’s federal income tax liability and may entitle such holder to a refund provided that the required information is properly submitted to the IRS.

When required, information will be reported to both U.S. Holders and the IRS regarding the amount of interest and principal paid on the notes in each calendar year as well as the corresponding amount of tax withheld, if any exists. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

Other U.S. Federal Tax Consequences for Non-U.S. Holders

Payment of Interest. In general, payments of interest (which for purposes of this discussion includes OID) received by a Non-U.S. Holder that is not effectively connected income (as described below) will not be subject to U.S. federal withholding tax, provided that:

(1) (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(b) the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

(c) the Non-U.S. Holder is not a bank receiving interest on an extension of credit pursuant to a loan arrangement entered into in the ordinary course of its trade or business; and

(d) either (i) the Non-U.S. Holder certifies it is not a United States person (within the meaning of the Code) by providing a properly completed and executed Form W-8BEN (or other applicable form) to us or our Paying Agent, or (ii) a financial institution or other intermediary that holds the note on behalf of the Non-U.S. Holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor or substitute form) and certain other required documentation to us or our Paying Agent; or

(2) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from U.S. withholding tax and the Non-U.S. Holder or such Non-U.S. Holder’s agent provides a Form W-8BEN (or other applicable form) to us or our Paying Agent demonstrating the exemption.

Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the redemption, sale, exchange, or other taxable disposition of a note unless (1) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; or (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, as described below.

Effectively Connected Income. If interest or gain from a disposition of notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, or if an income tax treaty applies and the Non-U.S. Holder maintains a U.S. “permanent establishment” or “fixed base” to which the interest or gain is generally attributable, the Non-U.S. Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% U.S. federal withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made by us or a Paying Agent to Non-U.S. Holders if the certification described above under “—Non-U.S. Holders—Payment of Interest” is received, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. Holder. Payments of the proceeds from a disposition by a Non-U.S. Holder of a note made by or through a foreign office of a broker generally will not be subject to backup withholding and information reporting, except that information reporting

(but generally not backup withholding) may apply to those payments if the broker is a United States person; a controlled foreign corporation for U.S. federal income tax purposes; a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or a foreign partnership with certain specified connections to the United States unless, in each case, the broker does not have actual knowledge or reason to know the holder is a United States person and the certification requirements described above are met or the holder otherwise establishes an exemption. Information reporting and backup withholding generally will apply to a payment by a U.S. office of a broker, unless the Non-U.S. Holder certifies its nonresident status or otherwise establishes an exemption. Amounts paid as backup withholding do not constitute an additional tax and may be credited against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is properly submitted to the IRS. Non-U.S. Holders should consult their tax advisors regarding the filing of a U.S. federal income tax return for claiming a refund of such backup withholding.

U.S. Federal Estate Taxes. Subject to applicable estate tax treaty provisions, notes held at the time of death (or notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote or hold the notes in connection with a U.S. trade or business.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the old notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 60 days after the expiration date of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to our participation in the exchange offer and will indemnify holders of the old notes against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Bryan Cave LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company incorporated by reference from the Company’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

$250,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2016 for

$250,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2016 that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

October 8, 2009